EXHIBIT 2.1






                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          REIMAN HOLDING COMPANY, LLC,

                      THE READER'S DIGEST ASSOCIATION, INC.

                                       AND

               (with respect to Sections 3.2(h), 4.26 and 6.5 and
          Articles XI (solely to the extent provided therein) and XIII)

                              THE EQUITYHOLDERS OF
                           REIMAN HOLDING COMPANY, LLC
                          WHOSE NAMES ARE SET FORTH ON
                           THE SIGNATURE PAGES HERETO



                           Dated as of March 21, 2002

                                TABLE OF CONTENTS


                                    ARTICLE I
                                   DEFINITIONS

1.1   Definitions..............................................................1


                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

2.1   Purchase and Sale.......................................................12
2.2   Excluded Assets.........................................................14
2.3   Assumed Liabilities; Excluded Liabilities...............................15


                                   ARTICLE III
                      PURCHASE PRICE, NET ASSETS ADJUSTMENT

3.1   Purchase Price..........................................................16
3.2   Net Assets Adjustment...................................................16
3.3   Additional Payments and Other Amounts...................................18


                                   ARTICLE IV
        REPRESENTATIONS AND WARRANTIES OF RP AND, SOLELY WITH RESPECT TO
                       SECTION 4.26, EACH RP EQUITYHOLDER

4.1   Organization; Qualification; Members of the RP Group....................19
4.2   Authority Relative to this Agreement and Related Agreements.............20
4.3   Consents and Approvals..................................................20
4.4   Non-Contravention.......................................................20
4.5   Compliance with Laws....................................................21
4.6   Environmental Matters...................................................21
4.7   Business Permits........................................................23
4.8   Financial Statements; Liabilities.......................................23
4.9   Litigation..............................................................24
4.10  Condition and Sufficiency of Assets.....................................24
4.11  Title to Assets; Real Property..........................................24
4.12  Leases..................................................................25
4.13  Intellectual Property...................................................25
4.14  Listed Contracts........................................................27
4.15  Labor Matters...........................................................28
4.16  Employee Benefit Plans..................................................29
4.17  Tax Representations.....................................................31
4.18  Conduct of Business and Management of Assets............................31
4.19  Accounts Receivable and Payable.........................................32
4.20  Promotion and Renewal; Editorial Materials; Inventories.................32
4.21  Subscription Orders and Agency Contracts; Subscription Fulfillment......32
4.22  Circulation; Annual Reports.............................................33
4.23  Customer Data...........................................................33
4.24  Books; Homemaker Schools; World Wide Country Tours......................33

4.25  Transactions with Affiliates; 1998 Agreement............................34
4.26  Authorization...........................................................34
4.27  Finders.................................................................35
4.28  Disclosure..............................................................35
4.29  No Other Representations and Warranties.................................35


                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

5.1   Organization; Qualification.............................................35
5.2   Authority Relative to this Agreement and Related Agreements.............36
5.3   Consents and Approvals..................................................36
5.4   Non-Contravention.......................................................36
5.5   Litigation..............................................................36
5.6   No Other Representations or Warranties..................................37


                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

6.1   Conduct of Business and Management of Assets............................37
6.2   Forbearances by RP......................................................37
6.3   Mail Received after Closing; Referrals after Closing....................39
6.4   Expenses................................................................39
6.5   Confidentiality.........................................................40
6.6   Public Announcements....................................................40
6.7   Efforts to Consummate...................................................40
6.8   Further Assurances......................................................41
6.9   Use of RP Name..........................................................41
6.10  Antitrust Filings.......................................................41
6.11  Title Commitments and Estoppel Certificates.............................42
6.12  Tax Matters.............................................................42
6.13  Access to Assets and Business Employees; Provision of Information.......43
6.14  Consents and Approvals..................................................43
6.15  Location of Business....................................................43
6.16  Bulk Sales Laws.........................................................44
6.17  Financing...............................................................44

                                  ARTICLE VII
                 BUSINESS EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

7.1   Business Employees......................................................44
7.2   Offers of Employment....................................................44
7.3   Assumption of Employee Plans............................................45
7.4   Pension and Welfare Benefits............................................45
7.5   Reservation of Rights...................................................46
7.6   Employee Information....................................................46

                                  ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF BUYER

8.1   Representations and Warranties..........................................46
8.2   Performance of this Agreement...........................................46
8.3   Officer's Certificate...................................................46
8.4   Financing...............................................................46
8.5   Material Adverse Effect.................................................47
8.6   Long-Term Debt, Working Capital Line and Encumbrances...................47
8.7   Executive Employment Arrangements.......................................47
8.8   HSR.....................................................................47
8.9   Proceedings.............................................................47
8.10  Consents and Approvals..................................................47
8.11  Injunction, Litigation, etc.............................................47
8.12  Legislation.............................................................48
8.13  Escrow Agreement........................................................48
8.14  Title Insurance.........................................................48
8.15  Surveys.................................................................48
8.16  FIRPTA Affidavit; IRS Form W-9..........................................48
8.17  Equity Plan Agreements..................................................48
8.18  Ernst & Young Consent...................................................49
8.19  Encumbrances............................................................49


                                   ARTICLE IX
                        CONDITIONS TO OBLIGATIONS OF RP

9.1   Representations and Warranties..........................................49
9.2   Performance of this Agreement...........................................49
9.3   Officer's Certificate...................................................49
9.4   HSR.....................................................................49
9.5   Proceedings.............................................................49
9.6   Consents and Approvals..................................................50
9.7   Injunction, Litigation, etc.............................................50
9.8   Legislation.............................................................50
9.9   Escrow Agreement........................................................50
9.10  Management Arrangements.................................................50


                                   ARTICLE X
                                  THE CLOSING

10.1  Time and Place of Closing...............................................50
10.2  Deliveries by RP........................................................50
10.3  Deliveries by Buyer.....................................................51


                                   ARTICLE XI
                                INDEMNIFICATION

11.1  Indemnification by RP...................................................52
11.2  Indemnification by Buyer................................................54

11.3  Survival................................................................55
11.4  Definition of Loss; Determination of Indemnification....................55
11.5  Notice..................................................................56
11.6  Third Party Claim.......................................................57
11.7  Continuing Liability for Indemnity Claims...............................58
11.8  Indemnification by Buyer of Third Party Claims Against RP...............59
11.9  Exclusive Remedy........................................................59
11.10 Applicability of Certain Notices of Breaches............................59


                                  ARTICLE XII
                       TERMINATION, AMENDMENT AND WAIVER

12.1  Termination.............................................................59
12.2  Effect of Termination...................................................59
12.3  Amendment...............................................................60
12.4  Extension; Waiver.......................................................60


                                  ARTICLE XIII
                               GENERAL PROVISIONS

13.1  Notices.................................................................60
13.2  Interpretation..........................................................61
13.3  Counterparts............................................................61
13.4  Consent to Jurisdiction.................................................61
13.5  Miscellaneous...........................................................61
13.6  Third Party Beneficiaries...............................................62


Exhibit A  Form of Escrow Agreement
Exhibit B  Forms of Assignment of Trademarks
Exhibit C  Forms of Assignment of Copyrights
Exhibit D  Form of Assignment of Patents
Exhibit E  Forms of Employment Agreement Amendments
Exhibit F  Management Incentive Plan Term Sheet

                            ASSET PURCHASE AGREEMENT

     This ASSET PURCHASE AGREEMENT (the "AGREEMENT"), dated as of March 21, 2002, is made by and among REIMAN HOLDING COMPANY, LLC, a Delaware limited liability company ("RP"), THE READER'S DIGEST ASSOCIATION, INC., a Delaware corporation ("BUYER"), and, with respect to Sections 3.2(h), 4.26 and 6.5 and Articles XI (solely to the extent provided therein) and XIII, THE EQUITYHOLDERS of RP WHOSE NAMES ARE SET FORTH ON THE SIGNATURE PAGES HERETO (the "RP EQUITYHOLDERS").

                                    RECITALS

     WHEREAS, RP desires to sell, and cause the other Members of the RP Group to sell, the assets described herein and Buyer desires to purchase such assets, for the consideration hereinafter set forth, including the assumption of certain liabilities.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 DEFINITIONS. As used herein, the following terms have the following meanings:

     "ACTION" means any action, suit, claim, investigation or proceeding (whether legal, administrative or arbitrative).

     "ADJUSTED ASSETS" means the assets reflected on the Closing Balance Sheet, as audited, less the items classified or reflected thereon as "Intangibles," "Deferred Financing Costs," "Deferred Taxes," and "Deferred Circulation Expenses" (or similar words referring to such categories) or any amounts reflected thereon which are Excluded Assets or relate to Excluded Liabilities.

     "ADJUSTED LIABILITIES" means the liabilities reflected on the Closing Balance Sheet. as audited, less the items classified or reflected thereon as "Deferred Taxes," "Deferred Subscription Revenue," "Current Portion - Note Payable," "Notes Payable" and "Working Capital Line" (or similar words referring to such categories) and any amounts classified or reflected thereon as accrued interest expense (or similar words referring to such item) or any amounts reflected thereon which are Excluded Liabilities.

     "AFFILIATE," with respect to any Person, means a Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, whether through the ownership of voting securities, by contract or otherwise.

     "AFFILIATE MATTERS" has the meaning set forth in Section 4.25(a).

     "AGREEMENT" has the meaning set forth in the introductory paragraph hereof.

     "ALLOCATION SCHEDULE" has the meaning set forth in Section 6.12(d).

     "ANTITRUST LAWS" means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     "ASSETS" has the meaning set forth in Section 2.1.

     "ASSUMED LIABILITIES" has the meaning set forth in Section 2.3(a).

     "AUDITED RP FINANCIAL STATEMENTS" means the audited consolidated balance sheets of RP as of December 31, 2001, 2000 and 1999, and the related consolidated statements of operations, members' equity and cash flows for the years then ended, which have been previously delivered to Buyer and which are included as Schedule 1.1(a) hereto.

     "AUTHORITY" means any federal, state, local, foreign or supranational governmental, judicial or regulatory agency, entity or authority.

     "BASELINE NET ASSETS" shall equal $38,970,000. Schedule 3.2(a) sets forth a detailed description and presentation of the determination of the amount of Baseline Net Assets, which has been calculated from the unaudited consolidated balance sheet of RP dated as of April 30, 2001.

     "BOOKS" means all books previously published, distributed or sold by a Member of the RP Group or a predecessor thereof, all books currently in development and all books published, distributed, sold or in development prior to the Closing.

     "BUSINESS" means the magazine and book publishing and related businesses operated by RP. For purposes of clarity, it is understood that the "Business" includes the businesses of (a) publishing, distributing, selling and developing the Magazines, (b) publishing, distributing, selling and developing the Books,
(c) selling, distributing and developing related products and services, including through a catalog business and mail order merchandising, (d) publishing promotional advertising materials, (e) operating World Wide Country Tours and the Homemaker Schools, (f) operating the RP Visitor Center in Greendale, Wisconsin and (g) licensing certain Intellectual Property, including in connection with cookware.

     "BUSINESS EMPLOYEES" has the meaning set forth in Section 7.1.

     "BUSINESS PERMITS" means all permits, licenses, qualifications, consents, orders, waivers or other authorizations used in, necessary for, relating to or arising from the conduct of the Business or the ownership of any of the Assets, including those relating to environmental matters.

     "BUYER" has the meaning set forth in the introductory paragraph hereof.

     "BUYER BASKET" has the meaning set forth in Section 11.1(b).

     "BUYER CAP" has the meaning set forth in Section 11.1(b).

     "BUYER MATERIAL ADVERSE EFFECT" means a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

     "CASE 1 FINAL AMOUNT" has the meaning set forth in Section 3.2(f)(1).

     "CASE 2 FINAL AMOUNT" has the meaning set forth in Section 3.2(f)(2).

     "CLAIM DISPUTE NOTICE" has the meaning set forth in Section 11.5(f).

     "CLOSING" has the meaning set forth in Section 10.1.

     "CLOSING BALANCE SHEET" has the meaning set forth in Section 3.2(a).

     "CLOSING DATE" has the meaning set forth in Section 10.1.

     "CLOSING NET ASSETS" shall equal the Adjusted Assets minus the Adjusted Liabilities.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 6.5.

     "CONFIDENTIALITY AGREEMENT" means the confidentiality agreement, dated as of November 6, 2001, by and between Buyer and RP.

     "CONSULTANT" has the meaning set forth in Section 11.1(c)(ii).

     "CONTAMINATION" means the presence of any Hazardous Substance on, in, at, under or within the Transferred Sites, or the Release of any Hazardous Substance on, in, at, under, within, from or to the Transferred Sites.

     "CONTRACT" means any contract, agreement, license, lease, sublease, arrangement or commitment, whether written or oral.

     "CONTROLLED GROUP LIABILITY" means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code and (4) under corresponding or similar provisions of foreign laws or regulations.

     "CONTROLLING PARTY" has the meaning set forth in Section 11.6(b).

     "COPYRIGHT OFFICE" has the meaning set forth in Section 4.13(b).

     "COPYRIGHTS" means all right, title and interest in and to all U.S. and foreign copyrights (whether published or not) and all applications, registrations and renewals relating thereto and all rights under licenses thereof, now or previously used in, necessary for, related to, or arising from the conduct of the Business.

     "CUSTOMER DATA" has the meaning set forth in Section 2.1(e).

     "DEFERRED SUBSCRIPTION OBLIGATIONS" means all obligations and associated liabilities of RP and the Members of the RP Group which relate to the fulfillment of magazine subscriptions with respect to which RP has recorded an item of "deferred subscription revenue" liability on the most recent combined balance sheet of RP, or which liability has been accrued in the ordinary course of business since the date of such latest balance sheet.

     "DESIGNATED PROPORTIONS" has the meaning set forth in Section 11.1(a).

     "DISPUTED ITEMS" has the meaning set forth in Section 3.2(c).

     "DOMAIN NAMES" has the meaning set forth in Section 4.13(f).

     "EDITORIAL MATERIALS" has the meaning set forth in Section 2.1(d).

     "EMPLOYEE PLANS" has the meaning set forth in Section 4.16(a).

     "EMPLOYMENT AGREEMENTS" has the meaning set forth in Section 2.1(q).

     "EMPLOYMENT LEAVE" has the meaning set forth in Section 7.1(b).

     "ENCUMBRANCE" means any and all mortgages, liens, pledges, security interests, easements, restrictions, condition, covenant, lease, encroachment, reservations, occupancy agreements, encumbrances, adverse claims, other defects in title of any nature whatsoever, agreements for or having the effect of any of the foregoing, options or rights of first offer or first refusal, or interests of vendors or lessors under conditional sales Contracts, financing leases or other title retention Contracts.

     "ENVIRONMENTAL LAWS" means, collectively, the following Laws: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), (b) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1802 ET SEQ., (c) the Resources Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ.,
(d) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. Section 2601 ET SEQ., (e) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 ET SEQ., (f) the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ., (g) the Superfund Amendments and Reauthorization Act of 1986, Public Law 99-499, 100 Stat. 1613,
(h) the National Environmental Policy Act of 1969, 42 U.S.C. Section 4321, (i) the Safe Drinking Water Act, 42 U.S.C. Sections 300F, ET SEQ., (j) all regulations promulgated in connection with any of the foregoing, (k) Environmental Protection Agency regulations pertaining to Asbestos (including 40 C.F.R. Part 61, Subpart M), (l) occupational Safety and Health Administration regulations pertaining to Asbestos (including 29 C.F.R. Sections 1910.1001 and 1926.58), and (m) any and all other federal, state, local, foreign, supranational or other Laws relating to toxic or hazardous substances, now existing or hereafter promulgated.

     "EQUITY PLAN AGREEMENTS" means the Executive Agreements, the Key Employee Agreements, the Option Agreements, the Reiman Management Equity Plan, the Reiman Management Option Plan and any other agreements between RP and the Business Employees to the extent related to the equity or governance of any Member of the RP Group.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ESCROW" has the meaning set forth in Section 3.1(a).

     "ESCROW AGENT" has the meaning set forth in Section 3.1(a).

     "ESCROW AGREEMENT" has the meaning set forth in Section 3.1(a).

     "ESCROW AMOUNT" has the meaning set forth in Section 3.1(a).

     "ESTIMATED CLOSING BALANCE SHEET" has the meaning set forth in Section 3.2(a).

     "ESTIMATED NET ASSETS DIFFERENTIAL" has the meaning set forth in Section 3.2(a).

     "EXCLUDED ASSETS" has the meaning set forth in Section 2.2.

     "EXCLUDED CONTRACTS" means (a) the Purchase and Sale Agreement (the "1998 AGREEMENT"), dated as of October 12, 1998, by and among Reiman Publications, L.P., Reiman Publications Corporation, World Wide Country Tours, LLC, Reiman Advertising & Promotion, LLC, Homemaker Schools, LLC and RP and all Contracts entered into by any Member of the RP Group in connection therewith or as contemplated thereby, (b) the RP Credit Agreement and all Contracts entered into by any Member of the RP Group in connection therewith or as contemplated thereby, (c) the Contracts establishing and relating to the Working Capital Line and RP's interest rate collar agreement, (d) all Contracts constituting or related to the Affiliate Matters other than the Employee Plans and the Employment Agreements, (e) the Equity Plan Agreements, (f) the limited liability company agreement of RP and the other Members of the RP Group and any other Contracts governing RP or any other Member of the RP Group or among holders of the equity of RP or otherwise relating to the equity of RP, (g) the following
Leases: (1) Lease, dated December 1, 1998, between Reiman Publications, LLC and Reiman Management Corporation; (2) Lease, dated December 1, 1998, between Reiman Publications, LLC and Reiman Advertising & Promotion, LLC; (3) Lease, dated December 1, 1998, between Reiman Publications, LLC and Homemaker Schools, LLC;
(4) Lease, dated December 1, 1998, between Reiman Publications, LLC and World Wide Country Tours, LLC; and (5) Sublease, made July 1, 2001, between Reiman Publications, LLC and World Wide Country Tours, LLC, (h) any notes or similar instruments between Members of the RP Group, (i) Contracts for insurance policies (other than Contracts for insurance policies with respect to Employee Plans), (j) any Contracts for the engagement of financial, legal or other advisors in connection with this Agreement and the transactions contemplated hereby, and (k) the following management services agreements: (1) Management Services Agreement by and between Reiman Management Corporation and Homemaker Schools, LLC, dated January 1, 2002; (2) Management Services Agreement by and between Reiman Management Corporation and Reiman Advertising and Promotion, LLC, dated January 1, 2002; (3) Management Services Agreement by and between Reiman Management Corporation and Reiman Publications, LLC, dated January 1, 2002; (4) Management Services Agreement by and between Reiman Management Corporation and Worldwide Country Tours, LLC, dated January 1, 2002; and (5) Management Services Agreement by and between Reiman Management Corporation and RP, dated January 1, 2002.

     "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.3(b).

     "EXCLUDED TAXES" means (a) any Taxes of, or required to be paid by, any Member of the RP Group or the RP Equityholders for any period, (b) any Taxes relating to the Business, the Assets or the Assumed Liabilities for or applicable to the Pre-Closing Tax Period, including any Property Taxes, and (c) any Transfer Taxes. For purposes of this Agreement, in the case of any Straddle Period, (1) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (2) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

     "EXECUTIVE AGREEMENTS" means the Executive Agreements, relating to the granting of equity interests in RP and other related matters, entered into by and between RP, and the individuals listed on Schedule 4.16(i) under the heading "Executive Participants" and any other individuals with whom RP has entered into such agreements from time to time.

     "EXISTING NAME LICENSE" means the Reiman Name License, dated as of November 30, 1998, by and among RP, Reiman Publications, L.P., Reiman Publications Corporation, World Wide Country Tours (a Wisconsin limited liability company), Reiman Advertising & Promotion, LLC (a Wisconsin limited liability company), Homemaker Schools, LLC (a Wisconsin limited liability company), Reiman Publications, LLC, Reiman Management Corporation, World Wide Country Tours (a Delaware limited liability company), Reiman Advertising & Promotion, LLC (a Delaware limited liability company) and Homemaker Schools, LLC (a Delaware limited liability company), together with any amendments or modifications thereto.

     "FINAL CLOSING NET ASSETS" has the meaning set forth in Sections 3.2(c) and 3.2(e).

     "FINAL DETERMINATION" means (a) in respect of U.S. federal income Taxes, a "determination" (as defined in Section 1313(a) of the Code) or the execution of an IRS Form 870-AD and (b) in respect of Taxes other than U.S. federal income Taxes, any final determination of liability in respect of that Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

     "FINAL NET ASSETS DIFFERENTIAL" means Final Closing Net Assets minus Baseline Net Assets, expressed as a positive or a negative number, as the case may be.

     "GAAP" means United States generally accepted accounting principles applied in a manner consistent with the Audited RP Financial Statements.

     "HAZARDOUS SUBSTANCES" means any toxic or hazardous wastes, materials or substances, exposure to, or release, discharge or remediation of, which is now or ever has been prohibited, limited or regulated by any Authority. This term includes asbestos, asbestos-containing materials, radon gas, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum products and by-product substances, defined as "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances" or "toxic pollutants" or words of similar import in any Environmental Law. "HAZARDOUS SUBSTANCES" shall also mean any oil or petroleum or chemical liquids or solid, liquid or gaseous products or hazardous waste, the discharge, spillage, uncontrolled loss, seepage or filtration of which constitutes, or has previously constituted, a violation of any Environmental Law.

     "HSR ACT" has the meaning set forth in Section 4.3.

     "INDEBTEDNESS FOR MONEY BORROWED" means indebtedness for money borrowed incurred in a lending transaction and not part of any other business transaction and evidenced by a promissory note, debenture or other instrument.

     "INDEMNITY CLAIM" has the meaning set forth in Section 11.5(b).

     "INITIAL AMOUNT" has the meaning set forth in Section 3.1(a).

     "INTELLECTUAL PROPERTY" means the Copyrights, Trademarks, Patents, Other IP and the goodwill associated with any of the foregoing.

     "KEY EMPLOYEE AGREEMENTS" means the Key Employee Agreements, dated as of December 1, 1998, relating to the granting of equity interests in RP and other related matters, entered into by and between RP and the individuals listed on
Schedule 4.16(i) under the heading "Key Employee Participants" and any other individuals with whom RP has entered into such agreements from time to time.

     "KNOWLEDGE" means with respect to RP the actual knowledge after reasonable inquiry of those individuals whose names are set forth on Schedule 1.1(c), and, with respect to Buyer, the actual knowledge after reasonable inquiry of those individuals whose names are set forth on Schedule 1.1(d).

     "LAW" means any federal, state, local, foreign, supranational or other law, statute, rule, regulation, requirement, ordinance, code, order, decree, judgment, common law, or legally binding policy or guideline.

     "LEASES" has the meaning set forth in Section 4.12.

     "LESSEE LEASES" has the meaning set forth in Section 4.12.

     "LESSOR LEASES" has the meaning set forth in Section 4.12.

     "LIABILITY" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

     "LISTED CONTRACT" has the meaning set forth in Section 4.14.

     "LONG-TERM DEBT" means the indebtedness of the RP Group under the RP Credit Agreement and any other indebtedness classified or reflected as long-term debt in the financial statements of the RP Group.

     "LOSSES" has the meaning set forth in Section 11.4.

     "MAGAZINE TITLE LICENSE" means the license agreement, dated August 26, 1998, pursuant to which a certain Member of the RP Group licenses Village Restaurant, LLC to use the titles of magazines published by the Members of the RP Group and recipes published in those magazines in connection with the ownership and operation of a restaurant business and pursuant to which Village Restaurant, LLC pays to a Member of the RP Group, in consideration for such license rights, an annual license fee of $10,000.

     "MAGAZINES" mean the BIRDS & BLOOMS, COUNTRY, COUNTRY DISCOVERIES, COUNTRY EXTRA, COUNTRY WOMAN, CRAFTING TRADITIONS, FARM & RANCH LIVING, LIGHT & TASTY, REMINISCE, REMINISCE EXTRA, QUICK COOKING and TASTE OF HOME magazines and any other magazines previously published, distributed, sold or developed by a Member of the RP Group or a predecessor thereof, all magazines currently in development and any other magazines published, distributed, sold or developed prior to the Closing. For purposes of clarity, it is acknowledged that "MAGAZINES" also includes newsstand specials.

     "MEMBER OF THE RP GROUP" means RP or any Subsidiary thereof.

     "NET ASSETS DIFFERENTIAL CERTIFICATE" has the meaning set forth in Section 3.2(a).

     "NON-CONTROLLING PARTY" has the meaning set forth in Section 11.6(b).

     "NOTICE OF CLAIM" has the meaning set forth in Section 11.5(b).

     "NOVEMBER BALANCE SHEET" means the unaudited balance sheet of RP as of November 30, 2001 included in the November Financial Statements.

     "NOVEMBER FINANCIAL STATEMENTS" means the unaudited consolidated balance sheet of RP as of November 30, 2001, and the related consolidated statements of operations, members' equity and cash flows for the period then ended, which have been previously delivered to Buyer and which are included as Schedule 1.1(e).

     "OPTION AGREEMENTS" mean the Executive Option Agreements and the Key Employee Option Agreements, relating to the granting of options to purchase equity interests in RP and other related matters, entered into by and between RP and the individuals listed on Schedule 4.16(i) under the heading "Option Participants" and any other individuals with whom RP has entered into such agreements from time to time.

     "OTHER IP" means all know-how, trade secrets, data, plans, drawings, blue prints, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, formats and other intellectual property used in, necessary for, related to, or arising from the conduct of the Business.

     "PATENTS" means all of the U.S. and foreign patents and all applications, registrations, renewals, extensions, continuations, divisions and reissues relating thereto now or previously used in, necessary for, related to, or arising from the conduct of the Business.

     "PERMITTED ENCUMBRANCES" means with respect to each parcel of Real Property or real property subject to a Lessee Lease: (a) real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to such Real Property which are not due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves will be established in accordance with GAAP on the Closing Balance Sheet; (b) mechanics liens and similar liens for labor, materials or supplies provided with respect to such Real Property incurred in the ordinary course of business consistent with past practice, which are less than $25,000 or are for amounts which are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves will be established in accordance with GAAP on the Closing Balance Sheet and which are not and would not reasonably be expected, individually or in the aggregate, to be material or impair or detract in any material respect from the use or operation of such Real Property; (c) zoning, building codes and other land use laws regulating the use or occupancy of such Real Property or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the Business and which would not, individually or in the aggregate, impair in any material respect to the use or occupancy of such Real Property; (d) easements, rights-of-way, covenants, conditions, restrictions and other similar matters of record affecting title to such Real Property which, individually or in the aggregate, do not or would not impair or detract in any material respect the use or operation of such Real Property; (e) Lessor Leases with respect to the Real Property; (f) matters (other than tenancies and occupancies by third parties) which would be disclosed by a current, accurate survey or physical inspection in connection with a survey of any Real Property made prior to Closing which do not and would not impair in any material respect the use or occupancy of such Real Property; and (g) Encumbrances identified on
Schedule 1.1(f).

     "PERMITTED LIENS" means (a) Encumbrances identified on Schedule 1.1(g); (b) mechanics', carriers', workers', repairers', materialmen's, or warehousemen's liens arising out of operation of law with respect to a liability incurred in the ordinary course of business consistent with past practice that is not delinquent or in default or which are being contested in good faith by appropriate proceedings and for which adequate reserves will be established in accordance with GAAP on the Closing Balance Sheet and which are not and would not reasonably be expected, individually or in the aggregate, to be material;
(c) Encumbrances arising under conditional sales contracts and equipment leases with third parties under which the Member of the RP Group party thereto is not delinquent or in default or which are being contested in good faith by appropriate proceedings and for which adequate reserves will be established in accordance with GAAP on the Closing Balance Sheet; and (d) Encumbrances for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves will be established in accordance with GAAP on the Closing Balance Sheet.

     "PERSON" means an individual, partnership (general or limited), corporation, association or other form of business organization (whether or not regarded as a legal entity under applicable law), trust, estate or any other entity.

     "PLAN" has the meaning set forth in Section 11.1(c)(ii).

     "POST-CLOSING COVENANTS" has the meaning set forth in Section 11.1(a).

     "PRE-CLOSING TAX PERIOD" means any taxable period (or portion thereof) ending on or prior to the Closing Date.

     "PROPERTY TAXES" means real, personal and intangible ad valorem property taxes.

     "PTO" has the meaning set forth in Section 4.13(a).

     "PURCHASE PRICE" has the meaning set forth in Section 3.1(a).

     "QUALIFIED PLANS" has the meaning set forth in Section 4.16(c).

     "REAL PROPERTY" has the meaning set forth in Section 2.1(n).

     "RELEASE" means the intentional or unintentional spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping, or any other release or threatened release as defined in any Environmental Law, of any Hazardous Substance into the atmosphere, soil, surface, water, ground water or property.

     "REPRESENTATIVE" has the meaning set forth in Section 6.5.

     "REMEDIAL ACTION" has the meaning set forth in Section 11.1(c).

     "RETAINED RIGHTS" means all rights to the extent relating solely to the Excluded Assets or Excluded Liabilities, including all claims, counterclaims, credits, causes of action, choses in action, rights of recovery, setoff, rights and interests in any insurance policy pursuant to which any Member of the RP Group is insured or is a beneficiary (other than insurance policies with respect to Employee Plans), rights under Excluded Contracts, rights to indemnification or similar rights, in each case to the extent relating solely to the Excluded Assets or Excluded Liabilities.

     "RP" has the meaning set forth in the introductory paragraph hereof.

     "RP BASKET" has the meaning set forth in Section 11.2(b).

     "RP CAP" has the meaning set forth in Section 11.2(b).

     "RP CREDIT AGREEMENT" means the Credit Agreement, dated as of December 1, 1998, among Reiman Publications, LLC, RP, the Lenders party thereto and The Chase Manhattan Bank, as Administrative Agent.

     "RP EQUITYHOLDER MATTERS" has the meaning set forth in Section 11.1(a).

     "RP EQUITYHOLDERS" has the meaning set forth in the introductory paragraph hereof.

     "RP EQUITYHOLDERS' AGENT" means the entity named as such in the Escrow Agreement and any successor thereto pursuant to the terms of the Escrow Agreement.

     "RP GROUP" means RP and all of its Subsidiaries.

     "RP MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the assets, properties, liabilities, financial condition, results of operations, business or prospects of the Business, taken as a whole, or (b) the ability of RP or any other Member of the RP Group to consummate the transactions contemplated hereby.

     "SECTION 1060 FORMS" has the meaning set forth in Section 6.12(d).

     "STRADDLE PERIOD" means any taxable period beginning on or prior to and ending after the Closing Date.

     "SUBSIDIARY," when used with respect to any Person, means any entity, whether or not incorporated, of which such Person holds, directly or indirectly, more than 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the Board of Directors or other Persons performing similar functions with respect to such entity.

     "SURVEY" has the meaning set forth in Section 8.15.

     "TANK" means a stationary device designed to contain an accumulation of substances that is constructed of non-earthen materials that provide structural support.

     "TAX CLAIM" has the meaning set forth in Section 11.6(b).

     "TAX RETURNS" or "RETURNS" means all U.S. federal, state and local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amended Tax Returns relating to Taxes.

     "TAXES" means all U.S. federal, state and local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax or penalties applicable thereto.

     "THIRD PARTY CLAIM" has the meaning set forth in Section 11.6(a).

     "TITLE COMMITMENTS" has the meaning set forth in Section 6.11(a).

     "TITLE COMPANY" has the meaning set forth in Section 6.11(a).

     "TITLE INSURANCE POLICIES" has the meaning set forth in Section 8.14.

     "TRADEMARKS" means all of the U.S. and foreign trademarks, trade names, titles, logos, brand names and service marks (whether registered or not) and all applications, registrations, renewals, extensions, continuations, divisions and reissues relating thereto and all rights under licenses thereof used in, necessary for, related to, or arising from the conduct of the Business, in each case, that have not been abandoned.

     "TRANSFER TAXES" means all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including interest, penalties and additions to Tax).

     "TRANSFERRED EMPLOYEES" has the meaning set forth in Section 7.2.

     "TRANSFERRED SITES" means the Real Property.

     "WORKING CAPITAL LINE" means the working capital credit line of the RP Group provided by the Lenders party to the RP Credit Agreement.

                                   ARTICLE II
                          PURCHASE AND SALE OF ASSETS

     2.1 PURCHASE AND SALE. RP agrees to sell and to cause its Subsidiaries to sell to Buyer and Buyer agrees to purchase from RP and the other Members of the RP Group at Closing all of the right, title and interest of RP or any other Member of the RP Group in and to all of the assets, properties and rights (whether or not recorded on the books of RP or any other Member of the RP Group), whether tangible or intangible, used in, necessary for, relating to or arising from the conduct of the Business or otherwise owned by RP or any Member of the RP Group other than the Excluded Assets (collectively, the "ASSETS"), including, without limitation, the following:

     (a) all cash and cash equivalents including cash on hand or in bank accounts, certificates of deposit, commercial paper and securities;

     (b) all accounts receivable and notes receivable arising from the Business, including receivables from Transferred Employees, and all rights with respect to advance payments to authors of royalties that have not yet been earned;

     (c) all prepaid expenses and deferred charges;

     (d) all rights of any Member of the RP Group to publish, distribute and sell the Magazines and the Books and otherwise to conduct the Business, and the goodwill of the Business; all rights in and to the titles of the Magazines and Books, subject to the Magazine Title License; all editorial, art work and production materials (including stock images, manuscripts, story ideas, art, photographs, engravings, film, transparencies, standing type, cuts, plates and stencils) whether or not copyrighted and whether or not published (collectively, "EDITORIAL MATERIALS"), and the library of all back issue or back copy inventory of each Magazine and Book and all rights of any Member of the RP Group to the foregoing (including authors' rights and photographic releases and any rights to prepare, reproduce and distribute copies, compilations and derivative works);

     (e) all subscription lists (both for active and expired subscribers), customer lists, mailing lists, subscriber and customer prospect lists and customer files and information, including summary or compilation data (collectively, the "CUSTOMER DATA");

     (f) all promotion materials (including advertisement circulars and other materials, coupon books, envelopes and promotional materials) and all inventory of Magazines, Books, paper, ink, packaging materials and other Assets (in each case whether held by a Member of the RP Group or stored with a vendor, supplier or other third party), together with all rights to use the foregoing for the purposes for which they were prepared or are held;

     (g) all furnishings, furniture, fixtures, trade fixtures, equipment (including copying, telecommunication, facsimile and computer equipment), machinery, vehicles, tools, stores, parts, raw materials, work-in process, finished goods and supplies;

     (h) all purchase orders, forms, labels, stationery, premiums, insert cards, billing materials, postage deposits, shipping materials, catalogues, sales literature and brochures (and all trademarks and copyrights therein);

     (i) all technical, marketing, circulation or distribution information, including new developments, know-how, ideas and trade secrets and documentation thereof (including related papers, notebooks, plans, designs, blue prints, specifications methods of production, distribution and software), research data (including product and promotion data) and claims related thereto;

     (j) (1) all U.S. and foreign Trademarks, Patents and Copyrights (and all applications and registrations therefor, renewals thereof and rights under licenses thereof), (2) all rights to the Other IP, subject to the Magazine Title License; (3) the Domain Names and (4) all rights under Contracts related to any of the foregoing;

     (k) all software and related documentation (including all electronic data processing systems, program specifications, source codes, input data and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and other related material) and enhancements and updates thereof, whether licensed or owned, and all rights under Contracts related to the foregoing;

     (l) all rights under (1) the Contracts set forth on Schedule 4.12, (2) the Contracts set forth on Schedules 4.14(a), (b) and (e)-(o), (3) Contracts with any employees and independent contractors of any Member of the RP Group concerning noncompetition, nonsolicitation or confidentiality matters, (4) the Confidentiality and Noncompetition Agreement, dated as of December 1, 1998, by and among RP, Roy J. Reiman and Roberta M. Reiman and the Confidentiality and Noncompetition Agreement, dated as of December 1, 1998, by and between RP and Scott J. Reiman, (5) all other Contracts to the extent used in, necessary for, related to or arising from the Business or the Assets (including insurance policies and administrative Contracts, in each case relating to the Employee Plans) and to the extent entered into in the ordinary course of Business and which remain unperformed or unfulfilled on, or continue by their terms after the Closing and (6) the Leases set forth on Schedule 4.12, in each case other than the Excluded Contracts;

     (m) all documents, data, files, ledgers, and books and records (including property records, production records, purchasing and sales records, personnel, medical and payroll records for Transferred Employees, correspondence and accounting records), but excluding (1) franchises to be limited liability companies, equityholder and board of director minutes and minute books, member registers, seals and other organizational and legal records setting forth the organization and capitalization of each Member of the RP Group and (2) documents or records to the extent they relate solely to the Excluded Liabilities;

     (n) the owned real property listed and described on Schedule 2.1(n), together with the buildings, fixtures and other improvements located thereon and the appurtenances thereto (the "REAL PROPERTY");

     (o) to the extent assignable, all Business Permits;

     (p) all rights, choses in action, causes of action, rights of recovery, set off and claims, counterclaims, credits, rights and interests in any insurance policies relating to the Employee Plans pursuant to which a Member of the RP Group is the insured or a beneficiary, rights to indemnification or similar rights, known or unknown, matured or unmatured, accrued or contingent, against third parties related to or arising from the Business, the Assets or the Assumed Liabilities;

     (q) all Employee Plan assets and the Employment Agreements set forth on
Schedule 4.16(g) (the "EMPLOYMENT AGREEMENTS");

     (r) the Existing Name License; and

     (s) all other tangible and intangible assets, wherever located, that are used in, necessary for, relate to or arise from the Business and are not Excluded Assets.

     2.2 EXCLUDED ASSETS. The following assets (the "EXCLUDED ASSETS") to the extent that, but for this sentence, they would constitute Assets shall not be included in the Assets:

     (a) all prepaid insurance premiums and policies (other than prepaid insurance premiums and policies with respect to insurance relating to Employee Plans);

     (b) all Excluded Contracts;

     (c) the outstanding equity interests of each Member of the RP Group;

     (d) the franchises to be limited liability companies, the equityholder and board of director minutes and minute books and the member registers, seals and other organizational and legal records setting forth the organization and capitalization of each Member of the RP Group;

     (e) all canceled checks, bank statements and Tax Returns of any Member of the RP Group;

     (f) the Retained Rights;

     (g) all documents or records to the extent they relate solely to Excluded Liabilities; and

     (h) any interest in or right to any refund of Taxes of any Member of the RP Group or the RP Equityholders for any period and any interest in or right to any refund of Taxes relating to the Business, the Assets or the Assumed Liabilities for or applicable to the Pre-Closing Tax Period (including any Transfer Taxes).

     2.3 ASSUMED LIABILITIES; EXCLUDED LIABILITIES. (a) Except to the extent set forth in Section 2.3(b), Buyer shall assume, at the Closing, all Liabilities of any Member of the RP Group to the extent such Liabilities relate to, are used in or arise from the Business or the Assets and do not constitute Excluded Liabilities (collectively, the "ASSUMED LIABILITIES"), including, without limitation:

               (1) all accounts and trade payables and the Deferred Subscription Obligations, except Excluded Liabilities;

               (2) all Liabilities for payment and performance of any Member of the RP Group under the Contracts constituting part of the Assets pursuant to Section 2.1(l)(1), (2), (5) or (6) arising after the Closing; and

               (3) all Liabilities with respect to the Employee Plans, Employment Agreements and the current and former Business Employees in their capacity as employees of the RP Group except (A) Liabilities to the current and former Business Employees arising under the Equity Plan Agreements and (B) Liabilities with respect to a current or former Business Employee that would otherwise be treated as an Excluded Liability pursuant to Section 2.3(b).

     (b) The following Liabilities (the "EXCLUDED LIABILITIES") shall be excluded from the Assumed Liabilities and the Members of the RP Group shall remain bound by and liable for the following Liabilities:

               (1) any Liability for Excluded Taxes;

               (2) all Liabilities to the extent relating to, used in or arising from any of the Excluded Assets;

               (3) all Liabilities to the extent arising out of or in connection with the Excluded Contracts;

               (4) all Liabilities to the extent arising out of or in connection with the current portion of Long-Term Debt, the Long-Term Debt, the Working Capital Line, RP's interest rate collar agreement and any other Indebtedness for Money Borrowed;

               (5) any payables and other Liabilities payable or owed to a Member of the RP Group, the RP Equityholders or their respective Affiliates, including Liabilities with respect to Affiliate Matters, in each case, other than any payables or Liabilities with respect to the Employee Plans, Employment Agreements and the current or former Business Employees in their capacity as employees of the RP Group, but including (A) Liabilities to the current or former Business Employees arising under the Equity Plan Agreements and (B) Liabilities with respect to a current or former Business Employee that would otherwise be treated as an Excluded Liability pursuant to another clause of this Section 2.3(b);

               (6) all out-of-pocket costs and expenses and other Liabilities incurred by any Member of the RP Group or the RP Equityholders in connection with the negotiation, execution or performance of this Agreement and the transactions contemplated hereby; and

               (7) all Liabilities of any Member of the RP Group to the Extent such Liabilities do not relate to, are not used in or do not arise from the Business or the Assets.

                                  ARTICLE III
                     PURCHASE PRICE, NET ASSETS ADJUSTMENT

     3.1 PURCHASE PRICE. (a) Subject to adjustment as provided in Section 3.2, the consideration to be paid for the Assets shall be $760 million (the "PURCHASE PRICE"). At the Closing, Buyer shall pay to RP in cash the sum of $760 million plus, (1) if the Estimated Net Assets Differential is positive, the greater of
(x) the Estimated Net Assets Differential minus $6 million and (y) zero; or (2) if the Estimated Net Assets Differential is negative, the lesser of (x) the Estimated Net Assets Differential plus $6 million and (y) zero (the amount, calculated pursuant to clause (1) or (2) above, and expressed as a positive or negative number, as the case may be, the "INITIAL AMOUNT"), by wire transfer of immediately available funds to an account designated by RP in writing at least 2 business days prior to the Closing Date; provided, that of such amount, $10 million (the "ESCROW AMOUNT") shall be paid (and RP hereby directs that such amount be paid) into escrow (the "ESCROW") to an escrow agent mutually reasonably acceptable to Buyer and RP (the "ESCROW AGENT") and distributed in accordance with the terms and conditions of the Escrow Agreement attached as Exhibit A hereto (the "ESCROW AGREEMENT").

     (b) Buyer and RP acknowledge that the Purchase Price to be paid to RP pursuant to Section 3.1(a) reflects a reduction in the amount of RP's deferred subscription revenue liability existing at Closing, and that a portion of the Assets in an amount equal to such deferred subscription revenue liability at Closing is being transferred to Buyer as compensation for assuming and fulfilling the Deferred Subscription Obligations including such deferred subscription revenue liability.

     3.2 NET ASSETS ADJUSTMENT. (a) Not less than five business days prior to the Closing Date, the Chief Financial Officer of RP shall deliver to Buyer (1) an estimated balance sheet of the Business as of the Closing Date and without giving effect to the Closing (the "ESTIMATED CLOSING BALANCE SHEET") and (2) a certificate (the "NET ASSETS DIFFERENTIAL CERTIFICATE") which shall (in a form of reasonable detail and with appropriate backup illustrating the calculation thereof) set forth a good faith estimate, based on the Estimated Closing Balance Sheet and expressed as a positive or a negative number, as the case may be, of the amount of the Final Net Assets Differential (the "ESTIMATED NET ASSETS DIFFERENTIAL"). The Estimated Closing Balance Sheet shall be prepared on a basis consistent with the preparation of the audited balance sheets of RP as of December 31, 2000 and 2001 included in the Audited RP Financial Statements and the calculation of Closing Net Assets shall be prepared therefrom consistent with the determination of Baseline Net Assets as set forth in Schedule 3.2(a). Buyer shall be given reasonable access during normal business hours to the books and records of RP and reasonably permitted to review the working papers of RP relating to the Estimated Closing Balance Sheet and the Net Assets Differential Certificate a reasonable period prior to the fifth business day prior to the Closing. RP shall use reasonable efforts to revise the Net Assets Differential Certificate and the Estimated Closing Balance Sheet to the extent Buyer and RP agree to the existence of errors therein. Within 15 business days after Closing, RP shall deliver to Buyer a balance sheet of the Business as of the Closing Date but without giving effect to the Closing (the "CLOSING BALANCE SHEET") and a schedule, based on the Closing Balance Sheet, setting forth the Closing Net Assets. The Closing Balance Sheet shall be prepared on a basis consistent with the preparation of the audited balance sheets of RP as of December 31, 2000 and 2001 and included in the Audited RP Financial Statements, and the calculation of Closing Net Assets shall be prepared therefrom consistent with the determination of Baseline Net Assets set forth on Schedule 3.2(a).

     (b) Within 45 days of delivery to Buyer of the Closing Balance Sheet, Ernst & Young shall audit the Closing Balance Sheet (together with the schedule setting forth the Closing Net Assets). In connection with such audit, KPMG LLP shall review the work papers of Ernst & Young. All items in the schedule setting forth the Closing Net Assets delivered with the Closing Balance Sheet the amounts of which are not objected to or questioned by RP or Buyer during the 14-day period following completion of the audit of the Closing Balance Sheet by Ernst & Young shall be deemed agreed upon by RP and Buyer and shall be deemed conclusive for purposes of determining the Final Closing Net Assets.

     (c) As promptly as practicable, but no later than 14 days after completion of the audit of the Closing Balance Sheet and the schedule setting forth the Closing Net Assets, RP and Buyer shall attempt to resolve any items comprising Closing Net Assets as to which RP and Buyer differ (the "DISPUTED ITEMS"). If during such 14-day period RP and Buyer are able to resolve all Disputed Items, the Closing Net Assets so agreed upon shall be the "FINAL CLOSING NET ASSETS."

     (d) If during such 14-day period any such Disputed Items cannot be resolved, those items to the extent of the amounts agreed upon by RP and Buyer shall be deemed agreed upon, shall no longer constitute Disputed Items and shall be conclusive for purposes of determining the Final Closing Net Assets, and each of RP and Buyer shall promptly but in no event more than 14 days thereafter cause Deloitte & Touche LLP (or another accounting firm of internationally recognized standing) reasonably satisfactory to them promptly to review this Agreement and the remaining Disputed Items for purposes of resolving the remaining Disputed Items and calculating the Final Closing Net Assets. In making such calculation, such accounting firm shall make a determination only of Disputed Items not resolved by RP and Buyer and, in the case of all other items, shall use the amounts which are agreed upon by RP and Buyer. Such accounting firm shall deliver to RP and Buyer, as promptly as practicable, a report setting forth its resolution of the remaining Disputed Items and its calculation of Closing Net Assets. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne by the party against whom the disagreement is in large part resolved or, if the resolution does not substantially favor either RP or Buyer, such costs shall be borne equally by RP and Buyer. In all events, such accounting firm will determine the assessment of such costs.

     (e) The Closing Net Assets agreed to by RP and Buyer or as calculated by the accounting firm as set forth in Section 3.2(d) shall be the "FINAL CLOSING NET ASSETS," which shall be conclusive for all purposes of this Agreement.

     (f) (1) If the Final Net Assets Differential is positive or zero, then this clause (f)(1) shall apply and the "CASE 1 FINAL AMOUNT" shall be the difference of (A) the greater of (x) the Final Net Assets Differential minus $6 million and
(y) zero minus (B) the Initial Amount. If the Case 1 Final Amount is a positive number, then Buyer shall make payment of the Case 1 Final Amount to an account or accounts designated by RP by wire transfer in immediately available funds. If the Case 1 Final Amount is a negative number, then RP shall make payment of the absolute value of the Case 1 Final Amount to an account or accounts designated by Buyer by wire transfer in immediately available funds. If the Case 1 Final Amount is zero, then there shall be no additional payment.

          (2) If the Final Net Assets Differential is negative, then this clause
(f)(2) shall apply and the "CASE 2 FINAL AMOUNT" shall be the difference of (A) the lesser of (x) the Final Net Assets Differential plus $6 million and (y) zero minus (B) the Initial Amount (the "CASE 2 FINAL AMOUNT"). If the Case 2 Final Amount is a positive number, then Buyer shall make payment of the Case 2 Final Amount to an account or accounts designated by RP by wire transfer in immediately available funds. If the Case 2 Final Amount is a negative number, then RP shall make payment of the absolute value of the Case 2 Final Amount to an account or accounts designated by Buyer by wire transfer in immediately available funds. If the Case 2 Final Amount is zero, then there shall be no additional payment.

          (3) Any amounts payable pursuant to this Section 3.2(f) shall be paid
(1) within 5 business days after Buyer and RP agree upon the Final Closing Net Assets pursuant to Section 3.2(c) or (2) if Disputed Items are referred to Deloitte & Touche (or other firm of independent accountants) pursuant to Section 3.2(d), then within 5 business days after the delivery of the report of such firm referred to in Section 3.2(d).

     (g) Any payment pursuant to this Section 3.2 shall be made by causing such payments to be credited in immediately available funds to the account(s) designated by the party receiving such payment. The amount of any payment to be made pursuant to this Section 3.2(g) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published by The Chase Manhattan Bank. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days for which interest is due.

     (h) Each RP Equityholder will pay to Buyer immediately its Designated Proportion of any amount due to Buyer pursuant to this Section 3.2 which RP cannot or does not pay within the period specified herein.

     3.3 ADDITIONAL PAYMENTS AND OTHER AMOUNTS. (a) If any Asset or the Business shall suffer any damage, destruction or loss after the date hereof, but before the Closing Date, and such Asset or the Business and the related casualty are covered by any insurance policy maintained by any Member of the RP Group, then RP shall as soon as practicable repair, restore or replace such Asset, or, if time does not permit so repairing, restoring or replacing, pay to Buyer in cash, the amount of the proceeds from such policy covering such damage, destruction or loss. In the event of the repair, restoration or replacement of such Asset, the calculation of Adjusted Assets will take into account the book value of the Asset so repaired or restored or the replacement Asset and will take into account the loss of the damaged, destroyed or lost Asset. If such Asset is not replaced, the amount of cash paid to Buyer (regardless of when paid) shall be considered an Asset for purposes of Adjusted Assets (and the Final Net Assets Differential shall be recalculated if necessary) and the calculation of the Adjusted Assets will take into account the loss of the damaged, destroyed or lost Asset.

     (b) All proceeds of insurance which are applicable to insured claims of third parties included in the Assumed Liabilities and are received by any Member of the RP Group after Closing shall (1) be used to discharge, in whole or in part, the applicable Assumed Liabilities, (2) be paid to Buyer if, and to the extent that, such Assumed Liabilities have been discharged by Buyer or Buyer has made a reimbursement to RP in respect of such claim or (3) be retained by RP if, and to the extent that, such Assumed Liabilities have been discharged by any Member of the RP Group and Buyer has not made a reimbursement to RP in respect of such claim. The amount of any cash paid to Buyer (regardless of when paid) pursuant to this Section 3.3(b) shall be considered an Asset for purposes of Adjusted Assets (and the Final Net Assets Differential shall be recalculated if necessary).

     (c) From and after the Closing, RP shall promptly (1) pay to Buyer all monies received in respect of direct mail and newsstand sales, payments for accounts receivable and all other amounts (in whatever form received, together with any required endorsements) to the extent relating to, arising out of or in connection with the Business, the Assets or the Assumed Liabilities received by any Member of the RP Group and (2) deliver to Buyer all purchase or other orders and subscriptions received by any Member of the RP Group.

                                   ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF RP AND, SOLELY WITH RESPECT
                     TO SECTION 4.26, EACH RP EQUITYHOLDER

     RP and, solely with respect to Section 4.26, each RP Equityholder hereby represent and warrant to Buyer that:

     4.1 ORGANIZATION; QUALIFICATION; MEMBERS OF THE RP GROUP. (a) Each Member of the RP Group is a limited liability company, corporation or other legal entity duly organized, validly existing and in good standing under the laws of the state of its formation or incorporation. Each Member of the RP Group has the limited liability company, corporate or other power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Each Member of the RP Group is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in those jurisdictions where the failure to be duly qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a RP Material Adverse Effect.

     (b) Schedule 4.1(b) sets forth a list of each Member of the RP Group other than RP. Except as set forth on Schedule 4.1(b), all of the outstanding capital stock or other equity interests (and any rights thereto or interests therein) in each Member of the RP Group (other than RP) are owned and held, directly or indirectly, by RP, free and clear of all Encumbrances. There are no options, warrants, calls, rights or Contracts relating to the issued or unissued capital stock or other equity (or any rights thereto or interests therein) of any Member of the RP Group (other than RP). RP does not, directly or indirectly, own or hold any securities of or any other interest in any other Person.

     4.2 AUTHORITY RELATIVE TO THIS AGREEMENT AND RELATED AGREEMENTS. RP has the limited liability company power and authority to execute and deliver this Agreement, and each Member of the RP Group has the limited liability company, corporate or other power and authority to execute and deliver each other agreement and document to be executed by it in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Member of the RP Group of this Agreement and each other agreement and document to be executed by it in connection with the transactions contemplated hereby, and the consummation by it of any transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors or other governing body (if applicable) and the holders of the equity interests therein, and no other limited liability company, corporate, equityholder or other similar proceedings on the part of any Member of the RP Group are necessary with respect thereto. Assuming the due authorization, execution and delivery by Buyer of this Agreement and each other agreement and document to be executed by Buyer in connection with the transactions contemplated hereby, this Agreement constitutes, and each other agreement and document to be executed by a Member of the RP Group in connection with the transactions contemplated hereby (when executed and delivered by a Member of the RP Group) will constitute, valid and binding obligations of such Member of the RP Group enforceable in accordance with their terms.

     4.3 CONSENTS AND APPROVALS. Except as set forth on Schedule 4.3 and for the requisite notices and filings by RP under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), there is no requirement applicable to any Member of the RP Group to make any filing with, or to obtain any material permit, licenses, authorization, consent, approval or order from, any third party (including any Authority) in connection with the execution of this Agreement or any of the other agreements or documents contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

     4.4 NON-CONTRAVENTION. Except as set forth on Schedule 4.4, the execution and delivery by RP of this Agreement and by any Member of the RP Group of the other agreements and documents to be executed by it in connection with the transactions contemplated hereby and the consummation of the transactions contemplated hereby and thereby by each Member of the RP Group do not and will not (a) violate or result in a breach of any provision of the limited liability company certificate, limited liability agreement, certificate of incorporation or bylaws or similar governing documents of any Member of the RP Group or any other agreement among or otherwise relating to the holders of equity of RP, (b) violate in any material respect any Law or violate in any material respect or result in a material default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, Contract, Lease or other instrument or obligation or any Business Permit applicable to any Member of the RP Group, to which any Member of the RP Group is a party or by which any Member of the RP Group or any of the Assets may be bound, or result in the imposition of any Encumbrance other than a Permitted Lien on any Asset, or (c) disrupt or impair any business relationship with any subscribers, advertisers, customers, licensors, licensees, employees or others having business relationships with the RP Group which disruption or impairment would, individually or in the aggregate, reasonably be expected to have a RP Material Adverse Effect.

     4.5 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.5, all Members of the RP Group have operated the Business in compliance with all Laws applicable to, or having jurisdiction over, any Members of the RP Group, any Assets or the Business and with all Business Permits. Except as set forth on
Schedule 4.5, (a) no Member of the RP Group has received from any Authority any written or, to RP's knowledge, oral notice of any failure to so comply, and (b) no Member of the RP Group is currently subject to any Action or sanction for such noncompliance or to any pending (or, to RP's knowledge, threatened) inquiry or inspection for such noncompliance.

     4.6 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.6:

     (a) the Business and the Assets have at all times, and do presently, comply in all respects with all Environmental Laws;

     (b) to RP's knowledge, no Member of the RP Group nor any of the Assets or the Business is subject to any order from or agreement with any Authority or private party regarding a Release;

     (c) with respect to the Assets and the Business, there are no judicial, administrative or other Actions pending or, to RP's best knowledge and belief, threatened, alleging a violation of any Environmental Law;

     (d) to the best of RP's knowledge, none of the operations of any Member of the RP Group is the subject of any investigation by any Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release;

     (e) no Member of the RP Group has filed or given or received any written, or to the knowledge of RP, oral notice under any Law indicating past or present generation, treatment, recycling, storage, disposal or presence of a Hazardous Substance at the Transferred Sites;

     (f) RP has not filed or given or received any written or, to the knowledge of RP, oral notice under any applicable Law reporting a Release;

     (g) there is not now, nor to the best of RP's knowledge has there ever been, on, in, at, under or within the Transferred Sites or the Assets (1) any generation, treatment, recycling, storage, disposal or presence, for any reason whatsoever, of any Hazardous Substance, except for quantities of any such Hazardous Substance stored or otherwise held on, under or about the Transferred Sites in compliance with all Environmental Laws and used in the operation of the Business, (2) any underground or aboveground storage Tanks, sumps, pipelines or surface impoundments, other than in compliance with applicable Environmental Laws, and there has been no Release from or rupture of any such Tank, pipeline, sump or surface impoundment including any Release from or in connection with the filling or emptying of such Tank, pipeline, sump or surface impoundment or (3) any Contamination, nor, to the best of RP's knowledge, has there been or is there now any migration from neighboring properties to, or in the direction of the Transferred Sites, of any Hazardous Substances, and no Member of the RP Group has received written, or to the knowledge of RP, oral notice from any Authority, or from any tenant or other occupant of the Transferred Sites or any other Person whomsoever, of any of the matters described in this subsection (g);

     (h) no Member of the RP Group has any actual or contingent Liability in connection with any Release or threatened Release;

     (i) none of the Transferred Sites or the Assets are subject to any Encumbrance in favor of any Authority or other party for (1) Liability under any Environmental Laws or (2) damages or losses arising from or in connection with, or costs incurred by such Authority or other party in response to, a Release or threatened Release or any Contamination;

     (j) RP has previously delivered to Buyer true and complete (in all material respects) copies of all reports, surveys or evaluations of or with respect to the environmental condition of the Transferred Sites and the Assets that are in the possession of RP or any Member of the RP Group, which reports, surveys or evaluations were prepared during the direct or indirect ownership by any Member of the RP Group of the Transferred Sites or Assets or are otherwise in the possession of RP or any Member of the RP Group and which reports, surveys or evaluations are listed on Schedule 4.6(j). Schedule 4.6(j) also contains a list (correct and complete in all material respects) of all surveys, reports or evaluations of or with respect to the environmental condition of the Transferred Sites and the Assets with respect to which RP has any knowledge. There has been no adverse development with respect to any of the matters set forth in such reports, surveys and evaluations. RP has informed Buyer in writing of any work previously performed or now contemplated by or at the direction of any Member of the RP Group at the Transferred Sites or in connection with the Assets which in any way relates to any Release or compliance with any Environmental Law;

     (k) neither this Agreement or any of the agreements or documents contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will result in any obligations for site investigation or Remedial Action, or notification to or consent of any Authorities or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental Laws;

     (l) no off-site location at which any Member of the RP Group has disposed or arranged for disposal of any waste is listed on the National Priorities List or on any comparable state, local or foreign list, and no Member of the RP Group has received any written, or to the knowledge of RP, oral notice from any Authority or other Person with respect to any off-site location, of potential or actual Liability or a request for information from any Authority or other Person under or relating to CERCLA or any comparable state or local Law; and

     (m) none of the Transferred Site or the Assets is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability

Information System, both promulgated under CERCLA, or any comparable state, local or foreign list.

     4.7 BUSINESS PERMITS. Schedule 4.7 sets forth a list of all material Business Permits. Such Business Permits are all of the material permits, licenses, qualifications, consents, orders, waivers or other authorizations of all Authorities necessary to permit the conduct of the Business in the manner in which it has heretofore been conducted. All Business Permits are valid and in full force and effect. No Member of the RP Group has violated any of the material terms or conditions of any Business Permit, no written or, to RP's knowledge, oral notice of a violation of any Business Permit has been received by any Member of the RP Group or recorded or published, and no Action is pending or, to RP's knowledge, threatened to revoke, prevent the renewal of, or limit any Business Permit.

     4.8 FINANCIAL STATEMENTS; LIABILITIES. (a) The Audited RP Financial Statements fairly present the consolidated financial position of the RP Group as of the dates thereof and the results of their operations and cash flow for the periods then ended in accordance with GAAP, except as otherwise set forth therein or in the notes thereto.

     (b) The November Financial Statements are correct and complete in all material respects and fairly present the consolidated financial position of the RP Group as of the dates thereof and the results of their operations and cash flows for the periods then ended in accordance with GAAP, except (1) that they are subject to recurring year-end audit adjustments (which are not material in the aggregate) and any other adjustments described with reasonable specificity therein (which are not material in the aggregate) and (2) the absence of footnote disclosure and except as otherwise set forth therein or in the notes thereto. The November Financial Statements have been prepared (A) on a basis consistent with the Audited RP Financial Statements subject to (i) recurring year-end audit adjustments (which are not material in the aggregate) and any other adjustments described with reasonable specificity therein (which are not material in the aggregate) and (ii) the absence of footnote disclosure and (B) from the books and records of the RP Group, which books and records accurately and fairly reflect the consolidated operations and financial position of the RP Group in all material respects.

     (c) The November Balance Sheet fairly reflects all Liabilities of the RP Group as of the date and for the periods specified therein of the types required to be reflected in accordance with GAAP. Except for (i) Liabilities that will arise or be incurred by the RP Group in connection with the transactions contemplated hereby, (ii) Liabilities incurred in the ordinary course of business consistent with past practice after November 30, 2001 and the incurrence of which is not prohibited hereby and (iii) Liabilities disclosed in
Schedule 4.8(c), the RP Group has no material Liabilities whether accrued, absolute, contingent or otherwise, which are not otherwise reflected on the November Balance Sheet (including the notes thereto, if any). Except pursuant to the deposit and collection of checks in the ordinary course of business, no Member of the RP Group has guaranteed or become a surety for or is otherwise contingently liable for the Liabilities of any other Person.

     (d) The books of account, minute books, and other records of the RP Group, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

     (e) The accounting books and records of the RP Group (1) are correct and complete in all material respects; (2) are maintained in a manner consistent with past practice; (3) have recorded therein all the properties and assets and liabilities of the RP Group required to be reflected under GAAP and (4) reflect all transactions entered into by the Members of the RP Group or to which any of the Members of the RP Group is a party.

     (f) Schedule 4.8(f) sets forth the name of each bank in which any of the Members of the RP Group has an account or safe deposit box or with which any of the Members of the RP Group has an arrangement for safekeeping.

     4.9 LITIGATION. Except as set forth on Schedule 4.9, there are no Actions (or, in the case of Actions instituted after the date hereof, material Actions) pending or, to the knowledge of RP, threatened against any Member of the RP Group relating to the Business or any Assets or Assumed Liabilities or which prevent or seek to enjoin (and are reasonably expected to succeed) the consummation of the transactions contemplated hereby, whether at law or in equity and whether civil or criminal in nature, before any federal, state, local, foreign or supranational or other Authority, nor are there any material, or to RP's knowledge immaterial, judgments, decrees or orders of any such Authority outstanding against any Member of the RP Group relating to the Business or any Assets or Assumed Liabilities or which prevent or enjoin the consummation of the transactions contemplated hereby, provided that in the case of any such Actions which prevent or seek to enjoin the consummation of the transactions contemplated hereby, this representation and warranty is made as of the date immediately prior to the date hereof.

     4.10 CONDITION AND SUFFICIENCY OF ASSETS. The Assets, whether owned or leased, are in normal operating condition (normal wear and tear excepted) and are adequate for the purposes for which they are presently used. The Assets constitute, and on the Closing Date will constitute, all of the assets that are used in or necessary to permit the conduct of the Business in the manner in which it has heretofore been conducted, excepting therefrom only the Excluded Assets.

     4.11 TITLE TO ASSETS; REAL PROPERTY. (a) RP or another Member of the RP Group holds and will at the Closing hold good and marketable title to or valid leasehold interests in all Assets which are not Real Property or Intellectual Property, free and clear of all Encumbrances other than Permitted Liens. The Members of the RP Group are and at the Closing will be in sole possession of, or have sole control of, the Assets constituting tangible personal property.

     (b) Schedule 2.1(n) lists and describes all Real Property including (1) the address of the Real Property, (2) the approximate number of square feet contained in any improvements comprising part of the Real Property and (3) the use of the Real Property. Except as set forth on Schedule 4.11(b), RP or another Member of the RP Group holds and will at the Closing hold good and marketable fee simple title to the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, and no portion of any Transferred Site is subject to any Action for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Authority nor, to the knowledge of RP, has any such sale, condemnation, expropriation or taking (or an Action therefor) been proposed or threatened. Except as set forth on Schedule 4.11(b), there are no leases, licenses or other Contracts for or other rights of occupancy or use with respect to any portion of the Real Property.

     4.12 LEASES. Schedule 4.12 lists and describes (such description including
(1) the address and description thereof by parties and date, (2) the approximate number of square feet and (3) the use thereof) all leases, subleases, licenses, rental or occupancy agreements, installment or conditional sale agreements or other Contracts to lease under which any Member of the RP Group is the lessee (the "LESSEE LEASES") that relate to real or personal property, and all leases, subleases, licenses, rental or occupancy agreements, installment or conditional sale agreements and other Contracts to lease under which any Member of the RP Group is the lessor (the "LESSOR LEASES") that relate to personal property (except personal property leases and installment or conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year). Other than Excluded Contracts, there are no Lessor Leases which relate to real property. The Lessee Leases and Lessor Leases are collectively referred to herein as the "LEASES." Complete and correct copies of each Lease together with all amendments thereof and side letters thereto have been provided to Buyer. Except as set forth on Schedule 4.12, (a) RP or another Member of the RP Group holds good and valid leasehold interests in the Lessee Leases which relate to real property, (b) no Lease has been Encumbered (other than by Permitted Encumbrances) and no Contract granting a third party any interest in a Lease has been executed by any Member of the RP Group, (c) all of the Leases are valid, binding and in full force and effect and (d) there has not occurred, with respect to any of the Leases, any material breach, default or event of default on the part of any Member of the RP Group or, to the knowledge of RP, any other party thereto, and there does not exist any condition or event that, with notice or the passage of time or both, would constitute a breach, default or event of default on the part of any Member of the RP Group or, to the knowledge of RP, any other party thereto. No party to any Lease has made or asserted any breach, default, event of default, defense, setoff or counterclaim under any of the Leases or has exercised any option granted to it to terminate or shorten or extend the term of such Lease, and no Member of the RP Group has received or given written or, to RP's knowledge, oral notice to such effect. There are no ongoing renegotiations of, or rights to renegotiate any Lease or amounts due thereunder, and no counterparty to any Lease has made a written, or to RP's knowledge, oral demand for renegotiation. The lessee under each Lease relating to real property is now in possession of the applicable leased real property. Except as set forth on Schedule 4.12, the consummation of the transactions contemplated hereby does not require the consent of any lessor under any Lessee Lease and will not constitute a breach or default under any Lessee Lease.

     4.13 INTELLECTUAL PROPERTY. (a) Except as set forth on Schedule 4.13(a)(i), a Member of the RP Group is the sole and exclusive owner, free and clear of all Encumbrances (other than Permitted Liens), of, or has the right to use (without seeking the approval or consent of, or making any payment to, any third party)
(1) all of the Trademarks used in the Business as heretofore conducted or necessary for the conduct of the Business as heretofore conducted and (2) all of the Patents used in the Business as heretofore conducted or necessary for the conduct of the Business as heretofore conducted and, to RP's knowledge, there has been no violation by any Person of any right of a Member of the RP Group in any Trademark or Patent. Schedule 4.13(a)(ii) contains a complete and correct list of all registered Trademarks and Patents (indicating those which have been registered with the United States Patent and Trademark Office ("PTO")), and all applications for registration, in each case owned by a Member of the RP Group. All Trademarks and Patents identified on Schedule 4.13(a)(ii) as having been registered with the PTO have been duly registered in the PTO and title to them is recorded in the name of a Member of the RP Group, and all affidavits of continued use and incontestability that have become due have been timely filed. Schedule 4.13(a)(ii) also sets forth, with respect to each registered Trademark and Patent and each application for registration of a Trademark or Patent, the registration or application number. Except as set forth on Schedule 4.13(a)(iii), no Member of the RP Group licenses any Trademarks or Patents as licensee or licensor. No Trademark or Patent is registered or used outside the United States.

     (b) Except as set forth on Schedule 4.13(b)(i), a Member of the RP Group owns, free and clear of all Encumbrances (other than Permitted Liens), all right, title and interest in and to, or has the right to use, all Copyrights used in the Business as heretofore conducted or necessary for the conduct of the Business as heretofore conducted, and, to RP's knowledge, no other Person is infringing any of the Copyrights owned by a Member of the RP Group. Schedule 4.13(b)(i) also contains a complete and correct list of all Copyrights owned by any Member of the RP Group that have been registered with the United States Copyright Office (the "COPYRIGHT OFFICE") and all applications for registration. Except as set forth on Schedule 4.13(b)(ii), no Member of the RP Group licenses any Copyrights as licensee or licensor. All registered Copyrights owned by a Member of the RP Group have been validly registered in the Copyright Office and title is recorded in the name of such Member.

     (c) A Member of the RP Group owns or is licensed or otherwise has the right to use, in each case free and clear of all Encumbrances (other than Permitted Liens) except as set forth on Schedule 4.13(c), all Other IP material to the conduct of the Business as heretofore conducted.

     (d) Except as set forth on Schedule 4.13(d)(i), no Member of the RP Group and none of the works published (or being prepared for publication) by any Member of the RP Group is infringing, has infringed or will infringe any patent, license, trademark, trade name, service mark, copyright, trade secret or other intellectual property right, or has or will libel or invade the privacy of any Person. Except as set forth on Schedule 4.13(d)(ii), no Member of the RP Group has granted the right to use any Intellectual Property to any other Person and, to RP's knowledge, no Person is using any Intellectual Property in connection with any products, publications or businesses that are the same or similar to the products and publications produced in connection with the Business. Except as set forth on Schedule 4.13(d)(iii), none of the Intellectual Property infringes on any trademarks, copyrights or any other intellectual property rights of any Person. Except as set forth on Schedule 4.13(d)(iv), there are no existing or, to RP's knowledge, threatened claims of any third party for infringement by the Intellectual Property, for unfair competition or based on the use or the right to use by, or challenging the ownership of, a Member of the RP Group of any of the Intellectual Property. Except as set forth on Schedule 4.13(d)(v), none of the Intellectual Property is subject to any license to any Person which will not terminate as of the Closing. After the Closing, Buyer may continue to use the Intellectual Property in the conduct of the Business in the manner heretofore conducted in the U.S. and Canada without the consent of any Person, provided, however, that the existence of such rights in the United States does not imply the existence of such rights in Canada, and the existence of such rights in Canada does not imply the existence of such rights in the United States.

     (e) Schedule 4.13(e) lists all sales or licenses of subsidiary rights and international rights by any Member of the RP Group with respect to the Magazines, the Books (if applicable) or other Assets.

     (f) Schedule 4.13(f) lists all Internet domain names now used in or necessary for the conduct of the Business (the "DOMAIN NAMES"). A Member of the RP Group is the exclusive registrant of record of all Domain Names and, to RP's knowledge, there has been no violation by any Person of any right of any Member of the RP Group in any Domain Names. A Member of the RP Group has the absolute right to use the Domain Names without seeking the approval or consent of, or making any payment to, any third party, except for customary registration fees payable in the ordinary course of business.

     (g) Except as set forth on Schedule 4.13(g), a Member of the RP Group has, and following the Closing Buyer will have, the right to publish and exploit all Editorial Materials in the same medium as heretofore published without restrictions or Liabilities to any third party.

     4.14 LISTED CONTRACTS. The corresponding subsections of Schedule 4.14 contain a complete and correct list of every Contract (and any amendments thereto) of any Member of the RP Group (other than Leases which are identified on Schedule 4.12) which falls into each of the following categories (each, a "LISTED CONTRACT"):

     (a) Contracts providing for aggregate payments of, or the performance of services or delivery of goods or materials with a value of, more than $100,000 in any 12-month period by or to one or more Members of the RP Group or the Business;

     (b) Contracts providing for the sale, lease or other disposition of any of the Assets other than in the ordinary course of business consistent with past practice;

     (c) Contracts which are mortgages, indentures, notes, installment obligations or otherwise evidence indebtedness of any Member of the RP Group;

     (d) Guaranties of any obligation for borrowings or performance, excluding endorsements or guaranties of instruments made in the ordinary course of business consistent with past practice; Contracts for any loan or advance to or investment in any other Person;

     (e) Contracts for the purchase of any real estate or other assets in excess of $100,000;

     (f) Contracts providing for any capital expenditure in excess of $100,000;

     (g) Joint venture, partnership, joint development or other Contracts involving a sharing of profits, losses, costs or Liabilities by any Member of the RP Group with any other Person;

     (h) Contracts imposing non-competition, nonsolicitation, exclusive dealing or other similar obligations on any Member of the RP Group or on the Business;

     (i) Contracts restricting or limiting the activities of any Member of the RP Group or Contracts restricting the right of any Member of the RP Group to use or disclose any information;

     (j) Contracts with editors, authors, artists, researchers and photographers (whether relating to a specific assignment, general relationships or otherwise) or otherwise relating to

Editorial Material pursuant to which a Member of the RP Group is to make payments in excess of $3,000;

     (k) Contracts for the sale, lease, license, rental or disclosure of any list or records of any Member of the RP Group, including any Customer Data;

     (l) Contracts for the sale, lease, license or rental of or otherwise relating to any Copyrights, Trademarks, Patents or other Intellectual Property or any rights included therein, including Contracts regarding nondisclosure or appropriation of Intellectual Property by current or former employees, consultants or contractors;

     (m) Contracts providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

     (n) Contracts relating to the Release, storage, transportation, treatment or disposal of any Hazardous Substances; or

     (o) Any other Contracts which are otherwise material to the Business.

Complete and correct copies of each Listed Contract together with all amendments thereof and side letters thereto have been provided (or, in the case of 15 contracts reviewed at the New York office of Kirkland & Ellis, made available) to Buyer. Except as set forth on Schedule 4.14, all of the Listed Contracts are in full force and effect and there has not occurred, with respect to any Listed Contract, any breach, default or event of default on the part of any Member of the RP Group or, to the knowledge of RP, any other party thereto, and there does not exist any condition or event that, with notice or the passage of time or both, would constitute a breach, default or event of default on the part of any Member of the RP Group or, to the knowledge of RP, any other party thereto. Since December 31, 2001, no Member of the RP Group, or to the knowledge of RP, any other party to any Listed Contract has made or asserted any breach, default, event of default defense, setoff or counterclaim under any of the Listed Contracts or has exercised any option granted to it to terminate or shorten or extend the term of such Listed Contracts, and no Member of the RP Group has given written or oral notice or received written or, to RP's knowledge, oral notice to such effect. There are no renegotiations of, attempts by a Member of the RP Group to renegotiate or, to RP's knowledge, attempts by a counterparty to any Listed Contract to renegotiate, or rights to renegotiate any Listed Contract or any material amounts due thereunder and no counterparty to any Listed Contract has made a written, or to RP's knowledge, oral, demand for renegotiation.

     4.15 LABOR MATTERS. There are no collective bargaining agreements covering any Business Employees. No labor organization or group of employees has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking such a proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or other Authority. There are no organizing activities, strikes, work stoppages, slowdowns, picketings, lockouts, arbitrations or, except as set forth on Schedule 4.15, grievances, Actions or other labor disputes pending or, to RP's knowledge, threatened against or involving any Member of the RP Group, and RP knows of no such action which is contemplated or circumstance which could provide the basis for any such action.

     4.16 EMPLOYEE BENEFIT PLANS. (a) Schedule 4.16(a) lists all of the employee benefit and compensation plans, programs, policies, Contracts and other arrangements, including: (1) all retirement, savings and other pension plans;
(2) all health, medical, insurance, disability, vacation and other employee welfare plans; (3) all employment, severance, termination, change of control and work force reduction plans, programs, policies, Contracts or other arrangements and (4) all compensation, bonus, incentive, deferred compensation, stock option, equity-based compensation, equity interest, earned interest and other similar plans, programs, Contracts and other arrangements that are maintained by any Member of the RP Group or to which any Member of the RP Group contributes for or on behalf of any of the Business Employees or to which any Member of the RP Group and only Business Employees are parties, except for the Equity Plan Agreements and the Employment Agreements set forth on Schedule 4.16(g) (collectively, the "EMPLOYEE PLANS"). RP has provided Buyer with the following information with respect to each Business Employee: such individual's name and title, date of birth, gender, EEO code and FLSA classification (e.g., exempt or non-exempt), annual base salary, target or other bonus, outstanding equity and equity-based compensation awards, date of commencement of employment or engagement and date of commencement of service with the Business.

     (b) RP has provided to Buyer copies of all Employee Plans and, where applicable, related trusts, the most recent determination letter for each Employee Plan, summary plan descriptions and annual reports filed within the past three years pursuant to ERISA or the Code with respect to the Employee Plans. Except as specifically provided in the foregoing documents provided to Buyer, there are no amendments to any Employee Plans that have been adopted or approved nor has any Member of the RP Group undertaken to make any such amendments, except as may be required by law, or to adopt or approve any new Employee Plan.

     (c) Schedule 4.16(c) identifies each Employee Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("QUALIFIED PLANS"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and, to RP's knowledge, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust.

     (d) The only Employee Plans that are "employee pension benefit plans" (within the meaning of Section 3(2) of ERISA) are the Reiman Management Corporation 401(k) Plan and the Reiman Management Corporation Money Purchase Pension Plan, and no Employee Plan is a "multiemployer plan" as defined in Sections 3(37) or 4001(a) of ERISA.

     (e) (1) Each Member of the RP Group has complied, and is now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws applicable to such Employee Plans; (2) each Employee Plan has been administered in all material respects in accordance with its terms; (3) other than the Reiman Management Corporation Money Purchase Pension Plan, no Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (4) there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any Member of the RP Group or that could reasonably be expected to become a liability of Buyer or its Affiliates following the Closing; (5) no Member of the RP Group has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA which continuation coverage has been charged to participants to the extent permissible under applicable Law; (6) all contributions required to be made to any Employee Plan by applicable Law or by any plan document or other contractual undertaking, all premiums due or payable with respect to insurance policies funding any Employee Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected either on the audited financial statements of RP for the year ended December 31, 2001 or on the Closing Balance Sheet, and there does not exist any underfunding with respect to any Employee Plan; (7) there are no plans, programs, policies, agreements or arrangements maintained by RP or any Member of the RP Group or any of their Affiliates pursuant to which Business Employees receive compensation or benefits of any kind other than the Employee Plans, and no individual other than a Business Employee (or a former Business Employee) receives compensation or benefits of any kind under any Employee Plan; (8) no Employee Plan is a severance, change of control, reduction in force, termination or similar plan or provides any severance, change of control or termination payments or benefits of any kind whatsoever; (9) no Employee Plan is a non-qualified supplemental or excess executive retirement plan or similar plan and there is no deferred compensation that has been accrued or is accrued as of the date hereof with respect to any Business Employee, other than accrued and unpaid bonuses, if any, which are reflected on the Closing Balance Sheet; and (10) as of the date hereof, except as set forth on Schedule 4.16(e), there are no outstanding unpaid claims for any Business Employee's medical benefits in excess of $50,000, and there are no reasonably anticipated claims for medical benefits in excess of the stop-loss coverage applicable to the applicable RP or Reiman Management Corporation medical plan.

     (f) There are no pending or, to RP's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to RP's knowledge, no set of circumstances exists which may reasonably be expected to give rise to a claim or lawsuit, against the Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be expected to result in any liability of any Member of the RP Group or Buyer or its Affiliates to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Employee Plan, any participant in an Employee Plan, or any other party.

     (g) Schedule 4.16(g) contains a complete and correct list of all employment and consulting Contracts with an original term in excess of 60 days providing for compensation on an annual basis in excess of $75,000, and not otherwise listed on Schedule 4.14 or 4.16(a) to which any Member of the RP Group is a party. Each such Contract is in full force and effect and there has not occurred, with respect to any such Contract, any default or event of default on the part of any Member of the RP Group or, to the knowledge of RP, any other party to such Contract, and there does not exist any condition that, with notice or passage of time or both, would constitute a default or event of default on the part of any Member of the RP Group or, to the knowledge of RP, any other party thereto. All independent contractors (including any seasonal employees) have been properly classified as such for purposes of taxation and tax reporting and for benefit plan purposes.

     (h) Except as set forth in Schedule 4.16(h), neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly (either alone or upon the occurrence of any additional acts or events) (1) entitle any Business Employee to severance pay, retention pay or any other payment, benefit or award, (2) accelerate or modify the timing of payment or vesting or increase the amount of any benefit, award or compensation due any Business Employee or (3) result in the forgiveness of any loan amount to any director, officer, employee or consultant.

     (i) Except as set forth on Schedule 4.16(i), no officer, director or employee of any Member of the RP Group is party to or bound by any Contract with any Person (including a Member of the RP Group) which requires such officer, director or employee to keep confidential any trade secrets, proprietary data, customer lists or other business information or which restricts such officer, director or employee from engaging in competitive activities or solicitation of employees, advertisers, subscribers or other Persons having business relationships with the RP Group.

     4.17 TAX REPRESENTATIONS. RP and each other Member of the RP Group has filed all material Tax Returns required to be filed by them with respect to the Business, the Assets or the Assumed Liabilities. RP and each other Member of the RP Group have paid or made provision for all Taxes due and payable (except for any sales Tax obligations arising from the transactions described by this Agreement) that may or could follow the Assets or otherwise affect Buyer after consummation of the transactions contemplated by this Agreement. None of the Assets is "tax exempt use property" (within the meaning of Section 168(h) of the Code). None of the Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954. No liens for Taxes have been filed with respect to the Assets, and no claims for Taxes have been asserted in writing against RP or any Member of the RP Group other than with respect to Excluded Taxes being contested in good faith or Taxes which are not yet due and payable. The Assets do not include any shares of corporate stock, partnership or limited liability company interests or any other equity interests in any Person nor is any Asset required to be treated as such for federal income tax purposes.

     4.18 CONDUCT OF BUSINESS AND MANAGEMENT OF ASSETS. Between December 31, 2001 and the date hereof, Members of the RP Group (a) have conducted the Business and have managed the Assets and Assumed Liabilities in the ordinary course of business consistent with past practice, (b) have maintained their books and records in accordance with past accounting practice, (c) have used all reasonable best efforts to preserve intact the Assets and the business organization and operations of the Business, to keep available the services of its employees and to preserve its relationships with subscribers, advertisers, customers, licensors, licensees and others having business relationships with the RP Group and (d) have not engaged in any transaction outside the ordinary course of business consistent with past practice or any material transaction, other than the transactions contemplated hereby. Since December 31, 2001, (1) a RP Material Adverse Effect has not occurred and no event, condition or circumstance has occurred which would, individually or in the aggregate, reasonably be expected to result in a RP Material Adverse Effect and (2) except as set forth on Schedule 4.18 no Member of the RP Group has done or omitted to do anything which would constitute a violation of any provision of Section 6.2 hereof if such act or omission occurred between the date hereof and the Closing.

     4.19 ACCOUNTS RECEIVABLE AND PAYABLE. Except as set forth on Schedule 4.19, since December 31, 2001, the RP Group has collected its accounts receivable and paid its accounts payable in the ordinary course consistent with past practice and there has been no acceleration in the rate of such collections or deceleration in the rate of such payments. The accounts receivable acquired by Buyer at Closing will be bona fide accounts receivable that arose in the ordinary course of business for goods delivered or services rendered or to be rendered, will constitute only valid, undisputed claims and will not be subject to counterclaims or setoffs, and the reserves for doubtful accounts set forth in the financial statements of RP for the year ended December 31, 2001 constituting a portion of the Audited RP Financial Statements and on the Closing Balance Sheet are and will be consistent with those used in the ordinary course of the RP Group's business consistent with past practice.

     4.20 PROMOTION AND RENEWAL; EDITORIAL MATERIALS; INVENTORIES. (a) RP has previously provided to Buyer a representative sampling of the promotional, marketing and renewal materials and premiums used with respect to the Magazines and Books and otherwise in the Business since January 1, 2001. All such materials are suitable in all material respects for the purposes intended. At the Closing, the supply of such materials that is on hand for use by Buyer in connection with the Business shall be adequate for the operation of the Business in the ordinary course of the Business as heretofore conducted.

     (b) The preparation of all Editorial Materials for publication in the future is on schedule for publication and mailing on a timely basis and consistent with past practice.

     (c) A Member of the RP Group has and at Closing Buyer will receive, free and clear of all Encumbrances (other than Permitted Liens) and rights of, or Liabilities to, third parties, all rights to use, distribute and reproduce, in whole or in part, in the same medium as heretofore published (1) all promotional materials and (2) all premiums.

     (d) Except to the extent of reserves for obsolete or slow moving inventory that will be reflected on the Closing Balance Sheet, all inventory of the RP Group is current, merchantable, usable and salable at normal prices in the ordinary course of business, and is at a level consistent with the normal practices and discounts of the Business. The quality of the Books, Magazines, catalogs, other merchandise and paper in inventory is reasonably comparable to the quality of the Books, Magazines, catalogs, other merchandise and paper that the RP Group has maintained and used in the Business during the past year. The inventories constituting Assets are adequate for all requirements of the Business arising in the ordinary course consistent with past practice.

     4.21 SUBSCRIPTION ORDERS AND AGENCY CONTRACTS; SUBSCRIPTION FULFILLMENT. All subscription orders and agency contracts with respect to each Magazine were entered into by or on behalf of a Member of the RP Group and were entered into in the ordinary course of business in quantities and at prices and discounts consistent with past practice. Schedule 4.21(a) contains a complete and correct list of the active subscription agents of any Member of the RP Group with respect to each Magazine, together with the percentage of total agency subscription volume for 2001 and the percentage of publisher remits from each agent. RP does not know of any fact, condition or event that would reasonably be expected to adversely affect its relationship with any subscription agent, and RP has no knowledge that any subscription agent intends to terminate its relationship with the Business, change its remit rate or substantially reduce the volume of subscriptions to any Magazine delivered in the foreseeable future. Schedule 4.21(b) contains a copy of subscription expire inventory for each Magazine as of February 28, 2002, which, to RP's knowledge, is complete and correct. Schedule 4.21(c) sets forth, with respect to each Magazine as of February 28, 2002, summary deferred income reports showing the deferred subscription liability account in dollars and number of copies by source. Such reports are complete and correct in all material respects. Schedule 4.21(d) contains production reports for the years 2000, 2001 and 2002 that are complete and correct in all material respects which list the dates of issues of each Magazine and the dates of all mainfile scheduled mailings of each Magazine to subscribers for the period thereof. Schedule 4.21(e) contains a complete and correct list of the printing company for each Magazine and the locations of the printing of the Magazines.

     4.22 CIRCULATION; ANNUAL REPORTS. (a) No Member of the RP Group submits publisher's statements to the Audit Bureau of Circulation. Schedule 4.22(a) contains statements, which are true and correct in all material respects, of the circulation for each Magazine for each issue distributed in the years 1999, 2000 and 2001, which statements set forth (1) the total number of paid circulation copies distributed by issue, including paid subscription copies and single copy sales, and (2) the total number of copies distributed on the newsstand and resulting sales thereof by issue for 2000 and 2001. For purposes of this Section 4.22(a), paid subscription copies mean subscriptions sold over a stated duration of term at an annualized price of not less than 50% of the stated basic annual rate (as stated in the annual U.S. Postal Service Form 3526 statement of ownership) for each Magazine, net of credit cancellations, unpaid copies used for promotional efforts and copies served post expiration. For purposes of this
Section 4.22(a), single copy sales are copies distributed to newsstand outlets and sold to individual purchasers at a price not less than 50% of the cover price.

     (b) The RP Group has filed all annual reports with respect to each Magazine with the Postmaster General of the United States pursuant to the requirements of 39 U.S.C. ss. 3685 and the information contained in each such annual report is true and correct in all material respects. A complete and correct copy of the report for 2000 and 2001 is set forth as Schedule 4.22(b).

     4.23 CUSTOMER DATA. No Member of the RP Group owns any intangible assets relating to Customer Data which will not be transferred to Buyer pursuant to this Agreement. Except as set forth on Schedule 4.23, a Member of the RP Group owns or has the right to use the Customer Data, free and clear of any Encumbrances and has the right to transfer such ownership and/or right to Buyer, and no third party has the right to use any of the information in the Customer Data, except for list rentals in the ordinary course.

     4.24 BOOKS; HOMEMAKER SCHOOLS; WORLD WIDE COUNTRY TOURS. (a) Schedule 4.24(a) lists the title (or subject, if not yet titled) and publishing milestones of all Books to be published by the RP Group that are in development as of the date hereof. The preparation of all such Books is on schedule for publication and distribution on a timely basis in accordance with the milestones and consistent with the RP Group's practice in the preceding year, and the content of all such materials is of a quality reasonably consistent with past practice. Schedule 4.24(a) contains a complete and correct (in all material respects) list of the titles of all Books published by the RP Group and distributed or sold through book marketing (not through catalogs) in 2000 and 2001, together with the number of units shipped with respect to each such Book.

     (b) At the Closing, the supply of Books that is on hand for use by Buyer in connection with the Business shall be adequate for reasonably anticipated sales in the ordinary course of the Business as heretofore conducted. Schedule 4.24(b) contains a complete and accurate list as of the date hereof of all advance payments to Book authors of royalties that have not yet been earned.

     (c) Schedule 4.24(c) contains a complete and correct list of all events held by or under the name of Homemaker Schools in the years 2000 and 2001.

     (d) Schedule 4.24(d) contains a complete and correct list of all trips, tours and other events conducted or held by or under the name of World Wide Country Tours in the years 2000 and 2001.

     4.25 TRANSACTIONS WITH AFFILIATES; 1998 AGREEMENT. (a) Except as set forth on Schedule 4.16(a) or 4.25, there are no Contracts or arrangements between any Member of the RP Group, on the one hand, and any of the other Members of the RP Group, any director, officer or employee of any Member of the RP Group or any of the RP Equityholders or any of their respective Affiliates, on the other hand. Except as set forth on Schedule 4.25, after the Closing none of the Members of the RP Group, the directors, officers and employees of the Members of the RP Group or the RP Equityholders or any of their respective Affiliates will have any interest in any of the Assets, Assumed Liabilities or the Business. Except as directors, officers or employees of a Member of the RP Group or as set forth on Schedule 4.16(a) or 4.25, none of the Members of the RP Group, the directors, officers and employees of the Members of the RP Group, the RP Equityholders or their respective Affiliates provides material services to any Member of the RP Group or the Business. The matters set forth on Schedule 4.25 are collectively referred to as the "AFFILIATE MATTERS." All Affiliate Matters (in each case, other than any payables or Liabilities with respect to the Employee Plans, Employment Agreements and the current or former Business Employees in their capacity as employees of the RP Group, except (A) Liabilities to the current or former Business Employees arising under the Equity Plan Agreements and (B) Liabilities with respect to a current or former Business Employee that would otherwise be treated as an Excluded Liability pursuant to Section 2.3(b)) will be settled and terminated and any Liabilities satisfied in connection with the Closing or within a commercially reasonable time thereafter.

     (b) No claim or demand for indemnification under the 1998 Agreement is or has been made, is pending or has been threatened, and no Action is or has been pending or threatened with respect to indemnification thereunder.

     4.26 AUTHORIZATION. Each RP Equityholder has the legal power and authority to execute and deliver this Agreement, and any other agreement and document to be executed by such RP Equityholder in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby to be consummated by such RP Equityholder. The execution and delivery by each RP Equityholder that is not an individual of this Agreement and each other agreement and document to be executed by it in connection with the transactions contemplated hereby, and the consummation by it of any transactions contemplated hereby and thereby to be consummated by such RP Equityholder, have been duly authorized by its Board of Directors or other governing body and the holders of the equity interests therein, and no other corporate, partnership, limited liability company, equityholder or other similar proceedings on the part of such RP Equityholder are necessary with respect thereto. Assuming the due authorization, execution and delivery by Buyer of this Agreement and each other agreement and document to be executed by Buyer in connection with the transactions contemplated hereby, this Agreement constitutes, and each other agreement and document to be executed by each RP Equityholder in connection with the transactions contemplated hereby (when executed and delivered by such RP Equityholder) will constitute, valid and binding obligations of such RP Equityholder enforceable in accordance with their terms. The representations in this Section 5.26 are made by each RP Equityholder severally (and not jointly) with respect to itself and not with respect to any other RP Equityholder.

     4.27 FINDERS. Except for J. P. Morgan Securities, Inc. and Gruppo, Levey & Co., no broker, finder or investment banker is entitled to any fee or commission from any Member of the RP Group or any RP Equityholder for services rendered on behalf of any Member of the RP Group or any RP Equityholder in connection with the transactions contemplated hereby.

     4.28 DISCLOSURE. No representations or warranties made by RP or any other Member of the RP Group in this Agreement or any other agreement or document contemplated hereby contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     4.29 NO OTHER REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties contained in this Article IV of this Agreement and in the officer's certificate to be delivered pursuant to Section 8.3 (or, with respect to the RP Equityholders, solely in Section 4.26 of this Agreement or pursuant to the certificate to be delivered by the RP Equityholders' Agent pursuant to Section 8.3), RP and the other Members of the RP Group and the RP Equityholders make no express or implied representation or warranty and RP and the other Members of the RP Group and the RP Equityholders hereby disclaim any such representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to RP that:

     5.1 ORGANIZATION; QUALIFICATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to own all of its properties and assets and to carry on its business as it is now being conducted. Buyer is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

     5.2 AUTHORITY RELATIVE TO THIS AGREEMENT AND RELATED AGREEMENTS. Buyer has the corporate power and authority to execute and deliver this Agreement and each other agreement and document to be executed by it in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the other agreements and documents to be executed by it in connection with the transactions contemplated hereby and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by its Board of Directors, and no other corporate proceedings on its part are necessary with respect thereto. Assuming the due authorization, execution and delivery by RP of this Agreement and each other agreement and document to be executed by any Member of the RP Group in connection with the transaction contemplated hereby, this Agreement constitutes, and each other agreement and document to be executed by Buyer in connection with the transactions contemplated hereby (when executed and delivered by Buyer) will constitute, valid and binding obligations of Buyer enforceable in accordance with its terms.

     5.3 CONSENTS AND APPROVALS. Except as set forth on Schedule 5.3 and except for notices and filings under the HSR Act, there is no requirement applicable to Buyer to make any filing with, or to obtain any material permit, license, authorization, consent, approval or order from, any third party (including any Authority) in connection with the execution of this Agreement or any of the other agreements or documents contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

     5.4 NON-CONTRAVENTION. Except as set forth on Schedule 5.4, the execution and delivery by Buyer of this Agreement or any of the other agreements and documents to be executed by it in connection with the transactions contemplated hereby and the consummation of the transaction contemplated hereby and thereby by Buyer do not and will not (a) violate or result in a breach of any Law or provision of Buyer's Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws or (b) violate or result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any material note, bond, mortgage, indenture, license, Contract, Lease or other instrument or obligation to which such Buyer is a party or by which such Buyer may be bound.

     5.5 LITIGATION. There are no Actions pending (or, to Buyer's knowledge and other than with respect to any Actions instituted by or on behalf of any shareholders of Buyer (in their capacity as shareholders or otherwise), threatened) against Buyer or any of its Subsidiaries, whether at law or in equity and whether civil or criminal in nature, before any federal, state, local, foreign or supranational or other Authority, which prevent or seek to enjoin (and are reasonably expected to succeed) the consummation of the transactions contemplated hereby nor are there any judgments, decrees or orders of any such Authority outstanding, which prevent or enjoin the consummation of the transactions contemplated hereby; provided that with respect to any Actions instituted by or on behalf of any shareholders of Buyer (in their capacity as shareholders or otherwise) the representations and warranties contained in this
Section 7.5 are made as of the date immediately preceding the date hereof and no representation or warranty is made with respect to any Actions threatened by or on behalf of any shareholders of Buyer (in their capacity as shareholders or otherwise).

     5.6 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article V of this Agreement and in the officer's certificate to be delivered pursuant to Section 9.3, Buyer makes no other express or implied representation or warranty and Buyer hereby disclaims any such other representation or warranty with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     6.1 CONDUCT OF BUSINESS AND MANAGEMENT OF ASSETS. From and after the date hereof and until the Closing, RP shall conduct the Business and manage the Assets and Assumed Liabilities in the ordinary course of business consistent with past practice and shall use all commercially reasonable efforts (a) to preserve intact the present business organization and operations of the Business, (b) to keep available the services of its employees and (c) to preserve its relationships with subscribers, advertisers, suppliers, customers, licensors, licensees and others having business relationships with the Business.

     6.2 FORBEARANCES BY RP. Except as specifically contemplated by this Agreement or as set forth on Schedule 6.2, RP shall not, and shall cause each other Member of the RP Group, from the date hereof until the Closing, without the prior written consent of Buyer, not to:

     (a) engage in any transaction outside the ordinary course of business consistent with past practice;

     (b) declare or pay any dividend on, or make any distribution with respect to, any capital stock or other equity interests of RP or any other Member of the RP Group (other than dividends or distributions payable to RP or a direct or indirect wholly-owned Subsidiary of RP);

     (c) acquire or sell, transfer, Encumber or otherwise dispose of any of the Assets (other than Excluded Assets) or any interest therein, (1) except for acquisitions or dispositions of assets which are not real property in the ordinary course of business consistent with past practice and (2) except for Encumbrances required to be permitted by the RP Credit Agreement;

     (d) amend, modify or terminate any Lessee Lease, Lessor Lease or other Contract which constitutes an Asset (except, with respect to any Contract which is not a Listed Contract, in the ordinary course of business consistent with past practice) or enter into any new Contract that would constitute a Listed Contract, Lessee Lease or Lessor Lease if it existed as of the date hereof;

     (e) enter into or amend, modify or terminate any employment, severance, compensation or similar Contracts with any Business Employee, except, with respect to the termination of any such Contract of a Business Employee who is not an executive of a Member of the RP Group, in the ordinary course of business consistent with past practice;

     (f) increase in any manner the compensation of, or benefits payable to, Business Employees other than, in the case of Business Employees who are not executives of any Member of the RP Group, in the ordinary course of business consistent with past practice or other than as may be required by law or existing contractual arrangements;

     (g) hire any employees except in the ordinary course of business consistent with past practice;

     (h) hire or terminate any directors, officers, employees or consultants other than in the ordinary course of business consistent with past practice;

     (i) make any contributions to or in connection with any Employee Plan other than in the ordinary course of its business and consistent with past practice (with respect to both the timing and the amount of any such contributions);

     (j) dispose of or permit to lapse any right to the possession, use or enjoyment of any Copyrights, Trademarks, Domain Names or other material Intellectual Property;

     (k) create, incur or assume any indebtedness or assume, guarantee, endorse or otherwise become liable or responsible for the Liabilities of any other Person that would be required hereunder to be assumed by Buyer;

     (l) pay or otherwise satisfy any portion of the principal of, interest payable on or other amounts with respect to the Working Capital Line or any Long-Term Debt including under the RP Credit Agreement (a complete and correct copy of which together with all amendments thereof and side letters thereto has been provided to Buyer) which would result in the RP Group having as of the Closing less cash than is reasonably necessary to operate the Business in the ordinary course of business;

     (m) enter into or renew any collective bargaining or labor Contract;

     (n) fail to maintain insurance coverage relating to any of the Assets in amounts and types consistent with past practice;

     (o) enter into any transaction with or make any payments to any RP Equityholder or member of any Member of the RP Group or other Affiliate (other than transactions among or payments to RP or direct or indirect wholly-owned Subsidiaries of RP or any Excluded Assets);

     (p) make any material change in circulation practices, fulfillment services or promotional, marketing or premium practices of any of the Magazines; change the periods for which subscriptions to any of the Magazines are offered; or solicit advance renewals of subscriptions to any of the Magazines, in each case other than in the ordinary course of business consistent with past practice;

     (q) make any material change with respect to the subscription prices, the newsstand cover price or distribution practices of any Magazine, including any change in the frequency, form or manner of distribution of any Magazine, other than in the ordinary course of business consistent with past practice;

     (r) make (or cause, permit or request any Person to make) any material change in promotional, marketing, billing, collection, inventory or distribution practices of the Books published by the RP Group, including any material change in the frequency, form or manner of distribution of such Books, other than in the ordinary course of business consistent with past practice;

     (s) make any material change in prices of any of the Books published by the RP Group or establish any new pricing policies, other than in the ordinary course of business consistent with past practice;

     (t) license or otherwise Encumber the CD-ROM, on-line or any other electronic or multimedia rights to any of the Magazines or Books, or license or otherwise Encumber the international rights to any of the Magazines or Books, other than in the ordinary course of business consistent with past practice;

     (u) fail to comply in all material respects with any applicable Laws or Business Permits or permit any material Business Permit to lapse or terminate;

     (v) settle any material Action or dispute against or affecting the Business, any Assets or any Assumed Liabilities;

     (w) change any of its financial accounting methods or assumptions, other than as required by GAAP; or

     (x) agree, whether in writing or otherwise, to take any of the actions set forth in this Section 6.2.

     6.3 MAIL RECEIVED AFTER CLOSING; REFERRALS AFTER CLOSING. (a) Following the Closing, Buyer may receive and open all mail addressed to any Member of the RP Group and may deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Business, the Assets or the Assumed Liabilities. Buyer shall deliver or cause to be delivered to RP, promptly after receipt by Buyer, any mail addressed to any Member of the RP Group which does not relate to the Business, the Assets or the Assumed Liabilities or which relate solely to the Excluded Assets or Excluded Liabilities (it being understood that a copy of any mail relating to both Excluded Assets or Excluded Liabilities, on the one hand, and Assets or Assumed Liabilities, on the other hand, shall be delivered to RP) and RP shall deliver or cause to be delivered to Buyer, promptly after receipt by a Member of the RP Group, any mail addressed to any Member of the RP Group which relates to the Business, the Assets or the Assumed Liabilities.

     (b) Following the Closing, RP shall and shall cause the other Members of the RP Group to refer to Buyer all inquiries from subscribers, advertisers, suppliers, customers, licensors and others having business relationships with the Business, except to the extent relating solely to any Excluded Assets or Excluded Liabilities.

     6.4 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     6.5 CONFIDENTIALITY. Buyer, the Members of the RP Group and the RP Equityholders agree that the provisions of the Confidentiality Agreement shall remain in full force and effect (and the RP Equityholders agree to be bound thereby to the same extent as RP as if parties thereto); provided, that as of the Closing Date, the Confidentiality Agreement shall be deemed to have terminated without further action by the parties. If the transactions contemplated hereby are consummated, Buyer shall hold, and shall cause its respective officers, directors, employees, representatives, consultants, advisors and agents (each, a "REPRESENTATIVE"), to hold, each of the RP Equityholders shall hold, and RP shall hold, and shall cause the Members of the RP Group and their respective Representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or regulation, all documents and information obtained by such Persons in connection with the transactions contemplated hereby or otherwise obtained hereunder ("CONFIDENTIAL INFORMATION," which term shall, after Closing, with respect to RP's and the RP Equityholders' obligations hereunder, include documents and information relating to the Business, the Assets and the Assumed Liabilities), except to the extent that such Confidential Information has been or has become (a) generally available to the public other than as a result of disclosure by any party hereunder or a Representative of a party hereunder, (b) available to the public on a nonconfidential basis from a source other than a Representative of a Person entitled to the protection offered hereby or (c) known to the Person receiving such Confidential Information before the date of disclosure of such Confidential Information to such Person. Nothing herein shall preclude Buyer, any Member of the RP Group, any of the RP Equityholders or any of their respective Representatives receiving Confidential Information from using and/or disclosing information rightfully received from a third party to the extent rightfully permitted by the third party. Nothing contained in this Section 6.5 shall preclude the disclosure of Confidential Information, on the condition that it remains confidential, to auditors, attorneys, lenders, financial advisors and other Representatives, nor shall it prevent Buyer's disclosure after the Closing of any document or information constituting an Asset or any Member of the RP Group's or any RP Equityholder's disclosure of any document or information constituting an Excluded Asset.

     6.6 PUBLIC ANNOUNCEMENTS. To the extent reasonably practicable, RP and Buyer shall consult with each other before issuing any press release, or making any public announcement or other public statements, with respect to the Business, this Agreement or the transactions contemplated hereby. Except to the extent required to be disclosed by any Law or Authority, Buyer will not issue any press release, or make any public announcement or other public statement, that includes negative or disparaging statements concerning the Business, any Member of the RP Group, any RP Equityholder or the transactions contemplated by this Agreement, without the prior consent of RP which will not be unreasonably withheld or delayed. The provisions of this paragraph with respect to the Business, this Agreement or the transactions contemplated by this Agreement shall not continue to apply following the Closing.

     6.7 EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each party hereto shall use all commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable as promptly as practicable to satisfy the conditions set forth in Articles VIII and IX and to consummate the transactions contemplated hereby, including obtaining the documents described in
Section 8.6 relating to the Long-Term Debt and Encumbrances on the Assets in connection therewith. Each party shall cooperate fully with the other party hereto in assisting such party to comply with this

Section 6.7. Between the date hereof and the Closing Date, each party will promptly notify the other parties hereto in writing if such party becomes aware of any fact or condition that constitutes, in its reasonable judgment, a breach or inaccuracy of any representation or warranty or covenant of such party as of the date of this Agreement or that would reasonably be expected to cause any of its representations or warranties or covenants to be breached or inaccurate as of the Closing Date. The parties shall agree prior to Closing upon a mechanism for Buyer to receive, and Buyer shall receive, within three business days of Closing the cash constituting Assets.

     6.8 FURTHER ASSURANCES. (a) RP shall use all commercially reasonable efforts to implement the provisions of this Agreement, and, for such purpose, at the request of Buyer, will, at or after the Closing, promptly execute and deliver, or cause any Member of the RP Group to so execute and deliver, such documents to Buyer and take such further action as Buyer may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

     (b) Buyer shall use all commercially reasonable efforts to implement the provisions of this Agreement, and, for such purpose, at the request of RP, will, at or after the Closing, promptly execute and deliver such documents to RP and take such further action as RP may deem reasonably necessary or desirable to facilitate or better evidence the consummation of the transactions contemplated hereby.

     6.9 USE OF RP NAME. As soon as practicable after the Closing (and in any event within 30 days thereafter), RP shall and shall cause each other Member of the RP Group (a) to amend its organizational documents to change its name to a name which does not include "R," "Homemaker," "Advertising and Promotion," "Country Tours," "Publications" or any other word relating to publishing, communications or media or businesses related thereto or any similar names and
(b) to remove all names, logos or marks which include such words from, or render the same illegible on, all Excluded Assets.

     6.10 ANTITRUST FILINGS. (a) RP and Buyer shall each (1) promptly take all actions necessary to make the filings required of it or any of its Affiliates under the applicable Antitrust Laws, requesting early termination of the waiting periods thereunder, (2) comply at the earliest practicable date with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice and (3) cooperate in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated hereby commenced by any of the Federal Trade Commission, the Antitrust Division of the Department of Justice or the Attorney General of any state or any other Authority. All HSR Act filing fees shall be the responsibility of Buyer.

     (b) RP and Buyer shall each use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under any Antitrust Law. If any administrative, judicial or legislative Action is instituted or threatened to be instituted challenging the transactions contemplated hereby as violative of any Antitrust Law, each party hereto shall use commercially reasonable efforts to cooperate to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by pursuing all reasonable avenues of administrative and judicial appeal. Notwithstanding the foregoing, neither RP nor Buyer shall be required to divest any assets or take any similar actions to comply with its obligations pursuant to this Section 6.10.

     (c) RP and Buyer shall each promptly inform the other of any material communication made to, or received by such party from, the Federal Trade Commission, the Department of Justice or any other Authority regarding any of the transactions contemplated hereby.

     6.11 TITLE COMMITMENTS AND ESTOPPEL CERTIFICATES. (a) RP will, as soon as practicable after the execution and delivery hereof, cause to be issued by a title insurance company selected by RP and reasonably approved by Buyer (the "TITLE COMPANY") one or more title commitments (collectively, the "TITLE COMMITMENTS") for policies of owner's title insurance with respect to the Real Property.

     (b) RP will use commercially reasonable efforts to obtain estoppel certificates from landlords and sublessors under all Lessee Leases which relate to real property.

     6.12 TAX MATTERS. (a) RP (and the Members of the RP Group) shall bear all Transfer Taxes incurred in connection with the transactions contemplated hereby. RP and Buyer shall cooperate with respect to the preparation and filing of any Transfer Tax Returns. RP shall submit such Tax Returns to Buyer for Buyer's review no later than ten days prior to the date such Returns are due.

     (b) RP, the Members of the RP Group and Buyer shall cooperate with respect to Tax matters. RP shall provide Buyer with (i) access to, and the right to copy, all books, documents, files, Tax Returns and other records pertaining to Tax matters, in each case relating to the Business or the Assets and (ii) access to RP's employees and accountants with knowledge of such Tax matters and records, in each case as Buyer may reasonably request, reasonably promptly after such request. Buyer agrees to maintain in accordance with its customary business practices all books, documents, files, Tax Returns and other records pertaining to Tax matters, in each case relating to the Business or the Assets for any Pre-Closing Tax Period. Buyer shall provide RP or the RP Equityholders' Agent, as applicable, with (i) access to, and the right to copy, all such Tax records and (ii) access to Buyer's employees and accountants with knowledge of such Tax matters and records, in each case as RP or the RP Equityholders' Agent may reasonably request, reasonably promptly after such request.

     (c) In the case of any Return with respect to a Straddle Period required to be filed by Buyer after the Closing Date, RP shall pay Buyer the amount of any Excluded Taxes that is or would be payable with respect to such Return at least five business days prior to the earlier of the date such Return is required to be filed or (if later) payment is due. Buyer shall submit such Tax Return to RP for RP's review and comment no later than 10 days prior to the date such Return is due.

     (d) The Purchase Price (including, for purposes of this Section, any other consideration paid by Buyer and any Assumed Liabilities) shall be allocated among the Assets in the manner set forth on Schedule 6.12 (the "ALLOCATION SCHEDULE"). Except as otherwise required pursuant to a Final Determination, Buyer, RP and each Member of the RP Group agree to file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to
Section 1060 of the Code or any comparable provisions of U.S. local or state or foreign law ("SECTION 1060 FORMS")) in a manner that is consistent with the Allocation Schedule and to refrain from taking any position inconsistent therewith. Buyer, RP and each Member of the RP Group agree to cooperate in the preparation of any such Section 1060 Forms and to timely file such Section 1060 Forms in the manner required by applicable law. The parties hereto agree to treat all payments made under any indemnity provision contained in this Agreement as adjustments to the Purchase Price for Tax purposes, unless otherwise required pursuant to a Final Determination.

     6.13 ACCESS TO ASSETS AND BUSINESS EMPLOYEES; PROVISION OF INFORMATION. (a) From the date hereof until the Closing or the earlier termination of this Agreement, RP shall provide Buyer, Buyer's Representatives and prospective lenders with reasonable opportunities to further investigate the Assets and the Business (except that Buyer shall not, without RP's prior written consent, be authorized to conduct any environmental sampling or analysis of the sort commonly referred to as a Phase II environmental assessment) and to interview Business Employees during normal business hours upon reasonable prior notice from Buyer; provided, that no such investigations or interviews shall unreasonably interfere with the operation of the Business.

     (b) From and after the date hereof and prior to Closing, RP shall and shall cause the other Members of the RP Group to furnish promptly to Buyer the monthly combined financial statements of the RP Group (as prepared in accordance with their normal accounting procedures) promptly after such financial statements are available and all other information concerning the Assets, the Business and the Business Employees as Buyer may reasonably request.

     6.14 CONSENTS AND APPROVALS. RP shall use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations, permits, licenses, orders and approvals of all Authorities and all other Persons reasonably required in connection with the execution, delivery and performance by it of this Agreement, including consents to assign (a) the Listed Contracts,
(b) the Leases, (c) all other Contracts which constitute Assets and (d) all Business Permits. In the event that any Listed Contract, Lease, other Contract constituting an Asset, Business Permit or other Asset is not transferable to Buyer, RP shall, and shall cause the other Members of the RP Group to, use its commercially reasonable efforts to maintain such Listed Contract, Lease, other Contract, Business Permit or other Asset for the benefit of Buyer (including the benefit of enforcement of any rights of any Member of the RP Group against any third party thereto arising out of breach or cancellation by the third party thereto or otherwise), or otherwise make arrangements reasonably requested by Buyer designed to provide to Buyer such benefit; provided, that Buyer shall be responsible for performing RP's obligations under any such Listed Contract, Lease, other Contract or Business Permit or with respect to such other Asset.

     6.15 LOCATION OF BUSINESS. Buyer agrees that, unless otherwise agreed to by RP or the RP Equityholders' Agent, for a period extending until December 1, 2008, the headquarters of the businesses conducted by the RP Group and to be acquired by Buyer pursuant to this Agreement will continue to be housed at RP's current corporate headquarters at 5400 South 60th Street, Greendale, Wisconsin; provided, that Buyer may, without any prior approval, relocate such headquarters to another location within or in the immediate vicinity of Greendale, Wisconsin as Buyer may deem necessary and prudent in the event of any material casualty to the current headquarters or to accommodate the growth of the businesses being acquired from RP.

     6.16 BULK SALES LAWS. RP and Buyer agree that any applicable bulk sales laws need not be complied with in connection with the transactions contemplated hereby.

     6.17 FINANCING. Buyer will use its commercially reasonable efforts to secure as promptly as practicable the financing required to pay the Purchase Price and otherwise satisfy its obligations hereunder consistent with the terms set forth in the Commitment Letter heretofore delivered to RP (to the extent so set forth; it being understood that Buyer shall not be required to agree to specific provisions in the definitive credit agreement which have not been set forth in reasonable detail in the Commitment Letter to the extent doing so would not then be commercially reasonable).

                                  ARTICLE VII
                 BUSINESS EMPLOYEE AND EMPLOYEE BENEFIT MATTERS

     7.1 BUSINESS EMPLOYEES. For purposes of this Agreement, "BUSINESS EMPLOYEES" are hereby defined as those individuals whose names are set forth on
Schedule 7.1 and who fall within one of the following categories:

     (a) individuals actively employed by RP or any Member of the RP Group in the Business immediately before Closing;

     (b) employees of any Member of the RP Group who are (1) absent from work with the Business on account of sickness or leave of absence at Closing and (2) released to return to work (and actually return to work) their regularly scheduled number of hours within 12 weeks from the day such employee left active employment or commenced working a reduced schedule (such circumstances, "EMPLOYMENT LEAVE"); or

     (c) employees of any Member of the RP Group who would not otherwise be employed in the Business immediately before the Closing but who, with the mutual consent of RP and Buyer, become employees of the Business at or before the Closing.

     7.2 OFFERS OF EMPLOYMENT. Each Member of the RP Group shall use its commercially reasonable efforts to retain all Business Employees, in each case from the date hereof through the Closing Date, and to assist Buyer in hiring the Business Employees offered employment pursuant to this Section 7.2. Buyer shall offer to employ each Business Employee, including each individual on Employment Leave who presents himself for employment with the Buyer within 45 days of the Closing Date, on such terms and conditions as Buyer shall determine, consistent with the provisions of this Article VII, including a condition that the Business Employees waive any severance that may be payable. Buyer shall thereafter deliver to RP a list of Business Employees who have accepted offers of employment with Buyer, and individuals on Employment Leave who have presented themselves for employment with the

Buyer within such 45-day period. The time at which the employment by Buyer of each Business Employee who accepts such offers of employment shall become effective shall be the Closing, and the effective time of the employment of any individual on Employment Leave will be the day such employee presents himself or herself for employment and commences employment with Buyer within such 45-day period (if any). Those Business Employees who accept such offers of employment shall be referred to herein as the "TRANSFERRED EMPLOYEES." Buyer agrees to retain for employment all Transferred Employees for a period of at least ninety
(90) days following the Closing Date (or provide such employees with notice and pay through the end of such 90-day period), unless Buyer shall have just cause to terminate the employment of any particular Transferred Employee during such 90-day period. From the date hereof through the Closing, each Member of the RP Group shall permit Buyer to communicate and meet with the Business Employees, at reasonable times and upon reasonable notice, concerning Buyer's plans, operations, business, customer relations and general personnel matters and to review the personnel records and such other information concerning the Business Employees as Buyer may reasonably request.

     7.3 ASSUMPTION OF EMPLOYEE PLANS. Effective as of the Closing, Buyer shall assume all of the assets and liabilities of, or with respect to, the Employee Plans and the related trusts. Buyer and each Member of the RP Group agree to cooperate with each other prior to Closing in order to assure a smooth transition and assumption of the Employee Plans as provided for hereunder. Assets and liabilities relating to, or in connection with, the Employee Plans shall be reflected, and accrued for, on the Closing Balance Sheet consistent with the manner of preparation required in Section 3.2. For purposes of clarity, the Equity Plan Agreements are explicitly not being assumed by Buyer hereunder, and Buyer shall have no Liability for any such Equity Plan Agreements.

     7.4 PENSION AND WELFARE BENEFITS. Buyer agrees that for a period of one year following the Closing, Buyer shall provide Transferred Employees with pension and welfare benefits under the Employee Plans, or, if Buyer terminates or amends such Employee Plans within such one-year period, with pension and welfare benefits that are substantially comparable in the aggregate to those provided to the Transferred Employees under the Employee Plans as in effect immediately prior to the Closing. Buyer presently intends to convert participants in the Employee Plans to the Buyer's employee benefit plans within one year of Closing. In the event that any Employee Plan that is a qualified pension benefit plan is terminated by Buyer after the Closing, the participants' account balances that are accrued under such Employee Plans shall, to the extent allowable by law, be merged into or otherwise transferred to a plan or plans maintained by Buyer (or its Affiliates) in which such participants (assuming such participants are active participants in the Employee Plans at such time) may participate. Buyer agrees that the Transferred Employees shall retain their service credit for all periods of employment with RP or any of the Members of the RP Group (or their predecessor entities) under the Employee Plans prior to the Closing Date, except to the extent it would result in duplicate benefits with respect to the same period of service. To the extent covered under any Buyer welfare benefit plan, Buyer agrees to cause all applicable welfare benefit plans of Buyer to waive any preexisting condition, limitation, exclusion or waiting period for the Transferred Employees and their dependents, to the extent that such preexisting conditions, limitations, exclusions or waiting periods were satisfied, covered, or waived under similar Employee Plans.

     7.5 RESERVATION OF RIGHTS. Nothing contained herein shall require that Buyer or any of its Affiliates to continue the employment of any Transferred Employee following the Closing Date (other than as for the period and under the circumstances as specifically set forth in Section 7.2 hereof), nor shall this Agreement limit in any way Buyer's (or its Affiliates') ability or right to amend or terminate any benefit or compensation plan or program of Buyer or its Affiliates, including the Employee Plans, at any time.

     7.6 EMPLOYEE INFORMATION. Each Member of the RP Group and Buyer shall furnish to each other such employee information and such description of personnel policies, procedures and benefits plans applicable to Business Employees as a party may reasonably request, both prior to and after the Closing, including years of service to be counted for eligibility and vesting purposes under any employee benefit plan, information pertinent to COBRA determinations and the status of any deductibles or similar provisions within benefit plans as needed for administrative purposes. Each Member of the RP Group and Buyer shall each make its appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits and worker's compensation claims affecting their employees.

                                  ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer to consummate the transactions contemplated hereby shall be subject, to the extent not waived, to the satisfaction of each of the following conditions before or at the Closing:

     8.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of RP and the RP Equityholders contained in this Agreement to the extent qualified by materiality or RP Material Adverse Effect shall be true and correct, and all representations and warranties of RP and the RP Equityholders to the extent not so qualified shall be true and correct in all material respects, in each case at and as of the date of this Agreement and as of the Closing; provided, that representations and warranties made as of a specified date need be so true and correct only as of the specified date.

     8.2 PERFORMANCE OF THIS AGREEMENT. RP shall have performed all obligations and complied with all conditions required by this Agreement to be performed or complied with by it before or at the Closing in all material respects (or, with respect to any obligation or condition to the extent qualified by materiality or by RP Material Adverse Effect, in all respects).

     8.3 OFFICER'S CERTIFICATE. Buyer shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of RP, certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled and certificates dated the Closing Date, signed by each RP Equityholder, certifying that the condition specified in Section 8.1 (with respect to Section 4.26) with respect to such RP Equityholder has been fulfilled.

     8.4 FINANCING. Buyer shall have obtained the financing necessary to pay the Purchase Price and otherwise satisfy its obligations hereunder (it being understood that Buyer may not assert this condition in the event that it has breached its obligation under Section 6.17, including if such financing is available to Buyer on terms and conditions consistent with those set forth in the Commitment Letter heretofore delivered to RP (to the extent so set forth, it being further understood that Buyer shall not be required to agree to specific provisions in the definitive credit agreement which have not been set forth in reasonable detail in the Commitment Letter to the extent doing so would not then be commercially reasonable)).

     8.5 MATERIAL ADVERSE EFFECT. There shall not have occurred since December 31, 2001, any event, condition or circumstance which has resulted or would be reasonably expected, individually or in the aggregate, to result in a RP Material Adverse Effect.

     8.6 LONG-TERM DEBT, WORKING CAPITAL LINE AND ENCUMBRANCES. Buyer shall have received evidence reasonably satisfactory to Buyer (including UCC termination statements or other evidence of releases or terminations of Encumbrances, consents to the transactions contemplated hereby, payoff letters or other appropriate documentation from lenders to the RP Group) that as of or contemporaneously with the Closing (a) the Long-Term Debt and all Liabilities related thereto or arising in connection therewith have been repaid or otherwise satisfied, (b) the Working Capital Line and all Liabilities related thereto or arising in connection therewith have been repaid or otherwise satisfied, (c) RP's interest rate collar agreement and all Liabilities related thereto or arising in connection therewith have been satisfied and (d) any Encumbrances (other than Permitted Liens or, with respect to Real Property, Permitted Encumbrances) on any of the Assets have been or, in a manner and at a time satisfactory to Buyer in its sole discretion, will be terminated or released.

     8.7 EXECUTIVE EMPLOYMENT ARRANGEMENTS. Each of the individuals party to the employment agreements listed on Schedule 4.16(g) shall have executed an amendment in forms (with respect to each such individual) substantially as set forth in Exhibit E to such individual's employment agreement listed on Schedule 4.16(g).

     8.8 HSR. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

     8.9 PROCEEDINGS. All limited liability company, corporate, equityholder or other proceedings to be taken by RP and any other Member of the RP Group in connection with the transactions contemplated hereby shall have been completed, all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to Buyer and Buyer shall have received all such counterpart originals or certified or other copies of such documents as Buyer may reasonably request.

     8.10 CONSENTS AND APPROVALS. All consents, authorizations, permits, licenses, waivers, orders or approvals of any Authority or other Person set forth on Schedule 4.3 shall have been obtained and shall be in effect.

     8.11 INJUNCTION, LITIGATION, ETC. No order or decree of any Authority shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby, nor shall there be pending (i) any Action by or before any Authority instituted by or on behalf of a shareholder of Buyer (whether in its capacity as a shareholder or otherwise) which is highly likely to succeed and prohibit the closing of the transactions contemplated hereby, or (ii) any other Action by or before any Authority which is reasonably expected to prohibit, restrict or successfully challenge the validity of any of the transactions contemplated hereby.

     8.12 LEGISLATION. No Law shall have been enacted which prohibits or restricts (other than immaterial restrictions) the consummation of the transactions contemplated hereby.

     8.13 ESCROW AGREEMENT. The Escrow Agreement shall have been executed by RP and each of the RP Equityholders and, subject to execution by Buyer, shall be in full force and effect.

     8.14 TITLE INSURANCE. The Title Company shall have issued full, extended coverage under ALTA Owner's Title Insurance Policies or other form of policy reasonably acceptable to Buyer with respect to the Real Property, (a) insuring good and marketable title to the Real Property, free and clear of all Encumbrances other than Permitted Encumbrances, (b) with all general exceptions for right of third parties in possession or otherwise under unrecorded instruments, general survey matters and matters filed but not yet appearing of record deleted and (c) including such other endorsements and affirmative coverage as Buyer shall reasonably request (all such title insurance policies, the "TITLE INSURANCE POLICIES"), with the premiums for the Title Insurance Policies allocated between RP and Buyer based upon the custom and practice of the state or county in which the applicable Real Property is located.

     8.15 SURVEYS. Buyer shall have received with respect to each parcel of Real Property a survey (the "SURVEY"), prepared by a duly licensed surveyor in accordance with ALTA specifications and reasonably satisfactory in form and substance to Buyer, properly certified to Buyer, the Title Company and any lenders designated by Buyer, with the cost of obtaining the Surveys allocated between Buyer and RP based upon the custom and practice of the state or county in which the applicable Real Property is located.

     8.16 FIRPTA AFFIDAVIT; IRS FORM W-9. RP and each Member of the RP Group shall have delivered to Buyer (a) an affidavit, in form and substance reasonably acceptable to Buyer, duly executed and acknowledged, certifying facts that would exempt the transactions contemplated hereby from the provisions of the Foreign Investment in Real Property Tax Act of 1980 and (b) a duly executed IRS Form W-9.

     8.17 EQUITY PLAN AGREEMENTS. Each Member of the RP Group shall have released and waived, effective as of the Closing, each Business Employee from any obligation for compliance from and after the Closing, with respect to any and all restrictive covenants in favor of any Member of the RP Group which may be contained in the Equity Plan Agreements, including the restrictions relating to confidentiality, inventions and patents, non-solicitation and non-competition that are imposed upon the Business Employees pursuant to such Equity Plan Agreements (for purposes of clarity, the express intention of the parties hereto shall be to relieve the Business Employees from any and all restrictions and/or contractual obligations that may otherwise be deemed to restrict or limit the ability of the Business Employees to perform any and all services for or on behalf of Buyer or its Affiliates from and after the Closing, but will in no event be deemed to release any Business Employee for any breach occurring prior to Closing).

     8.18 ERNST & YOUNG CONSENT. Should Buyer determine in its reasonable discretion that RP's accounting policy is inconsistent with the manner in which Buyer calculates advertising expenses and that an alternative methodology would be consistent with Buyer's methodology, and Buyer so notifies RP, RP shall direct Ernst & Young to restate, and Ernst & Young shall restate, RP's historical financial statements relating to advertising expenses and such restatement shall have been completed prior to Closing (it being understood that such restatement shall not affect the Closing Balance Sheet or the calculation of the Closing Net Assets and it being understood that Buyer shall pay the fees and expenses of Ernst & Young for such restatement); provided, however, that this condition to Closing shall be of no force and effect and Buyer may not assert this condition in the event that Ernst & Young determines, in its reasonable discretion, that it is unable or not willing to provide such a restatement.

     8.19 ENCUMBRANCES. All Encumbrances created or incurred which could not have been created or incurred with respect to any Assets but for the exception in clause 6.2(c)(2) shall have been released or terminated.

                                   ARTICLE IX
                        CONDITIONS TO OBLIGATIONS OF RP

     The obligations of RP to consummate the transactions contemplated hereby shall be subject, to the extent not waived, to the satisfaction of each of the following conditions before or at Closing:

     9.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer contained in this Agreement to the extent qualified by materiality or Buyer Material Adverse Effect shall be true and correct, and all representations and warranties of Buyer to the extent not so qualified shall be true and correct in all material respects, in each case at and as of the date of this Agreement, and as of the Closing; provided, that representations and warranties made as of a specified date need be so true and correct only as of the specified date.

     9.2 PERFORMANCE OF THIS AGREEMENT. Buyer shall have performed all obligations and complied with all conditions required by this Agreement to be performed or complied with by it before or at the Closing in all material respects (or with respect to any obligation or condition to the extent qualified by materiality or by Buyer Material Adverse Effect, in all respects).

     9.3 OFFICER'S CERTIFICATE. RP shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Buyer, certifying that the conditions specified in Sections 9.1 and 9.2 have been fulfilled.

     9.4 HSR. The waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

     9.5 PROCEEDINGS. All corporate proceedings to be taken by Buyer in connection with the transactions contemplated hereby shall have been completed, all such proceedings and all documents incident thereto shall be reasonably satisfactory in substance and form to RP, and RP shall have received all such counterpart originals or other copies of such documents as RP may reasonably request.

     9.6 CONSENTS AND APPROVALS. All consents, authorizations, permits, licenses, waivers, orders or approvals of any Authority or other Person set forth on Schedule 5.3 shall have been obtained and shall be in effect.

     9.7 INJUNCTION, LITIGATION, ETC. No order or decree of any Authority shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby, nor shall there be pending, any Action by or before any Authority (other than an Action instituted by or on behalf of any shareholder of Buyer (in its capacity as a shareholder or otherwise)) which is reasonably expected to prohibit, or successfully challenge the validity of any of the transactions contemplated hereby.

     9.8 LEGISLATION. No Law shall have been enacted which prohibits or restricts (other than immaterial restrictions) the consummation of the transactions contemplated hereby.

     9.9 ESCROW AGREEMENT. The Escrow Agreement shall have been executed by Buyer and, subject to execution by RP and the RP Equityholders, shall be in full force and effect.

     9.10 MANAGEMENT ARRANGEMENTS. RP shall have received evidence reasonably satisfactory to it of arrangements incorporating the applicable terms of the management incentive term sheet attached as Exhibit F hereto.

                                   ARTICLE X
                                  THE CLOSING

     10.1 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated hereby (the "CLOSING") shall occur as soon as practicable on the date of the first calendar-month end following the satisfaction of the conditions set forth in Articles VIII and IX (provided that if the Closing shall occur in June, the Closing Date shall be June 28, 2002), at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, or on such other date and at such other place as RP and Buyer shall agree. The Closing and all of the transactions contemplated hereby shall be deemed to have occurred simultaneously and become effective as of 11:59 p.m. on the date of Closing. The date on which the Closing shall occur is referred to herein as the "CLOSING DATE."

     10.2 DELIVERIES BY RP. At or before the Closing, RP shall deliver to Buyer the following:

     (a) duly executed special warranty deeds (or the local equivalent thereof) from the applicable Member of the RP Group in recordable form which convey to Buyer good, valid and marketable, fee simple title, free and clear of all Encumbrances other than Permitted Encumbrances, to the Real Property, subject to the exceptions and exclusions contained in the Title Insurance Policy issued as of the Closing. RP will provide to Buyer and Buyer's title insurance company (1) owner's affidavits acceptable to such title insurer, (2) a gap indemnity acceptable to such title insurer for insuring over the "gap" (i.e., the time period since the effective date of the title company's last checkdown of title) and (3) such other certificates, affidavits, indemnities and other instruments as Buyer's title insurance company shall require;

     (b) bills of sale, deeds, endorsements, assignments and such other documents (suitable for filing, registration or recording, if applicable) as are necessary to transfer to Buyer good and valid title to the Assets (other than the Real Property), free and clear of all Encumbrances other than Permitted Liens;

     (c) duly executed counterparts of RP and each of the RP Equityholders to the Escrow Agreement;

     (d) duly executed counterparts to the trademark, copyright and patent assignments in the forms attached as Exhibits B, C and D hereto;

     (e) a copy of subscription expire inventory for each Magazine at the most recent calendar-month end preceding the Closing Date;

     (f) with respect to each Magazine as of the most recent calendar-month end preceding the Closing Date, a summary deferred income report showing the deferred subscription liability account in dollars and number of copies by month;

     (g) evidence that all of the proceedings contemplated by Section 8.9 have been completed;

     (h) copies of any consents and approvals obtained as contemplated by
Section 8.10;

     (i) with respect to each Member of the RP Group, a certificate from the Secretary of State of the state in which such Member of the RP Group was formed or incorporated evidencing the good standing of such Member of the RP Group in that state as of a recent date; and

     (j) such additional documents as Buyer may reasonably request.

     10.3 DELIVERIES BY BUYER. At or before the Closing, Buyer shall deliver to RP the following:

     (a) the Purchase Price in accordance with and subject to Article III;

     (b) a duly executed counterpart of Buyer to the Escrow Agreement;

     (c) evidence that all of the proceedings contemplated by Section 9.5 have been completed;

     (d) copies of any consents and approvals obtained as contemplated by
Section 9.6;

     (e) a certificate from the Secretary of State of the State of Delaware as to the good standing of Buyer in the State of Delaware as of a recent date; and

     (f) such additional documents as RP may reasonably request.

                                   ARTICLE XI
                                INDEMNIFICATION

     11.1 INDEMNIFICATION BY RP. (a) Subject to the limitations contained in this Article XI, effective upon the Closing, RP shall (and, (solely with respect to Section 11.1(a)(i) regarding breaches of representations and warranties contained in Section 4.1(a), 4.2 or 4.26, Section 11.1(a)(ii) regarding breaches of any agreement or covenant of RP or the RP Equityholders contained in this Agreement to be performed after Closing ("POST-CLOSING COVENANTS") or Section 11.1(a)(iii) or (iv) (collectively, the "RP EQUITYHOLDER MATTERS")) to the extent RP does not or is not able to, the RP Equityholders in the proportions set forth on Schedule 11.1 (the "DESIGNATED PROPORTIONS")) indemnify and hold Buyer (for purposes of this right to indemnification, "Buyer" shall include its Affiliates and their respective directors, employees, agents, successors and assigns) harmless from and against all Losses arising out of, incurred in connection with or relating to:

               (i) any breach of a representation or warranty made by RP in this Agreement or any Schedule hereto or other agreement or document delivered in connection herewith;

               (ii) any breach of any agreement or covenant of RP contained in this Agreement;

               (iii) any Excluded Liability; or

               (iv) any claim or Action relating to the breach by RP, any other Member of the RP Group or any holder of equity interests in RP of the limited liability company agreement of RP or any other Member of the RP Group or any other organizational document governing RP or other Member of the RP Group or Contract (including Contracts among holders of the equity of RP) relating to the equity or governance of RP or any other Member of the RP Group.

For the sake of clarity, Buyer shall not be required to seek indemnification hereunder with respect to RP Equityholder Matters from the Escrow and may seek such indemnification from RP (or, to the extent RP does not or is not able to, the RP Equityholders in the Designated Proportions). It is understood that if RP shall no longer exist, Buyer's rights to indemnification hereunder shall not be affected and Buyer shall, subject to the terms and conditions hereof, still be entitled to indemnification hereunder from the Escrow and, with respect to the RP Equityholder Matters, the RP Equityholders in the Designated Proportions.

     (b) Notwithstanding the foregoing and subject to the following sentence, in the case of Losses incurred as a result of a breach set forth in Section 11.1(a)(i) or (ii), RP shall not be liable for indemnification hereunder unless and until the aggregate amount of such Losses exceeds $5 million (the "BUYER BASKET"), in which event Buyer shall be entitled to indemnification for all Losses in excess of the Buyer Basket; provided, that RP's aggregate liability with respect to Section 11.1(a)(i) or (ii) shall in no event exceed the Escrow Amount (the "BUYER CAP") (as an example, if Buyer's indemnifiable Losses hereunder, other than Losses to which the Buyer Basket does not apply, equal $15 million, Buyer shall be entitled to $10 million in indemnification from RP). Neither the Buyer Basket nor the Buyer Cap shall apply to Losses under Section 11.1(a) (iii) or (iv) above or Losses incurred as a result of a breach of representations or warranties contained in
Section 4.1(a), 4.2 and 4.26 or a breach of a Post-Closing Covenant. It is understood that to the extent a matter constitutes both a breach of a representation or warranty and an Excluded Liability, the matter shall be treated as an Excluded Liability and the Buyer Basket and Buyer Cap and any survival period shall not apply thereto.

     (c) With respect to any Indemnity Claim arising from an alleged breach of the representation and warranty set forth in Section 4.6 hereof which involves liability for, or the conduct of, any environmental action relating to Contamination, including, but not limited to investigatory, corrective or remedial action (the "REMEDIAL ACTION"), in addition to any other applicable provisions of this Article XI (and not in lieu thereof, except to the extent any such provision is inconsistent with this Section 11.1(c)), the following provisions set forth in this Section 11.1(c) shall apply. To the extent any Indemnity Claims arising from an alleged breach of the representation and warranty set forth in Section 4.6 hereof do not involve liability for, or the conduct of, any Remedial Action, such provisions shall not apply and the Indemnity Claim shall be solely governed by the otherwise-applicable provisions of this Article XI:

               (i) the obligation to indemnify Buyer with respect to any Remedial Action shall arise only upon identification of the presence of Contamination at levels exceeding those requiring Remedial Action pursuant to Environmental Laws, for this purpose as enacted and in effect as of the Closing Date;

               (ii) With respect to any matter as to which (i) above has been satisfied, Buyer shall be entitled (but not obligated) to engage a reputable third party environmental consultant (the "CONSULTANT") and to cause the Consultant to formulate an environmental remediation plan, the implementation of which will, in a cost-effective manner, attain compliance with cleanup standards under then-applicable Environmental Laws based upon the use of the Real Property as of the Closing Date (the "PLAN"). Buyer's choice of a Consultant and the Plan (including any change orders or modifications thereto) shall be subject to RP's (or, if RP no longer exists, the RP Equityholders' Agent's) prior written approval, such approval not to be unreasonably withheld, conditioned or delayed, and shall be deemed to have been granted by RP (or the RP Equityholders' Agent) if RP (or the RP Equityholders' Agent) shall not have notified Buyer in writing of its disapproval within ten business days after receiving Buyer's written request for RP's (or the RP Equityholders' Agent's) approval. The Consultant shall, on behalf of Buyer, oversee the Remedial Action in accordance with the approved Plan and all obligations for payment incurred in connection therewith (including, without limitation, all fees and other compensation payable to the Consultant) shall, subject to application of the Buyer Basket and Buyer Cap, constitute "Losses" for which Buyer shall be entitled to indemnification under this Section 11.1. Buyer may elect to have the Plan provide for remediation in excess of that required to attain compliance, in a cost-effective manner, with cleanup standards under then-applicable Environmental Laws based upon the use of the Real Property as of the Closing, in which event Buyer shall pay for the excess by which the cost of remediation exceeds that which is required to attain such standards. If Buyer shall elect to waive recovery under the foregoing indemnity with respect to a breach of any representation or warranty made by RP in Section 4.6 (it being understood and agreed that Buyer shall be under no obligation to agree to any such waiver), Buyer shall not be required to obtain RP's (or the RP Equityholders' Agent's) approval with respect to the Consultant, the Plan or any other matter relating to Remedial Action, and RP shall be relieved of any liabilities or obligations with respect thereto. Except in the aforementioned case where Buyer elects to waive recovery under the indemnification, the parties agree to reasonably cooperate with one another in connection with any matter covered hereunder, which cooperation shall include providing one another with copies of relevant documentation and affording one another the opportunity, in a timely manner, to comment upon draft reports and submittals and participate, when reasonably feasible, in material meetings and other interactions with governmental authorities and third parties (so long as such participation does not unreasonably interfere with, delay or hinder the process or progress of any such meeting or interaction); and

               (iii) Buyer's entitlement to indemnification with respect to any Remedial Action shall extend only to completion of such Remedial Action as is necessary, in a cost-effective manner, to attain compliance with cleanup standards under then-applicable Environmental Laws based upon the use of the Real Property as of the Closing Date, for this purpose as such Environmental Laws are enacted and in effect as of the completion of such Remedial Action, and shall be deemed satisfied upon the attainment of such standards and receipt of written approval of such Remedial Action from the applicable governmental authority.

     (d) In order to prevent duplication of recovery under this Agreement with respect to any particular Loss: (1) Buyer will not be entitled to indemnification under this Article XI for any Losses to the extent such Losses have reduced the amount of Adjusted Assets or increased the amount of Adjusted Liabilities, in each case which are set forth on the Closing Balance Sheet and included in the calculation of Closing Net Assets, and (2) no party will be entitled to indemnification for any particular Losses (or application of particular Losses against the Basket) under any provision of this Agreement to the extent such party has already been indemnified for such Losses (or such Losses have already been applied against the Basket) under another provision of this Agreement.

     11.2 INDEMNIFICATION BY BUYER. (a) Subject to the limitations contained in this Article XI, effective upon the Closing, Buyer shall indemnify and hold RP (for purposes of this right to indemnification, "RP" shall include its Affiliates and their respective directors, employees, agents, successors and assigns) harmless from and against all Losses arising out of, incurred in connection with or relating to:

               (i) any breach of a representation or warranty made by Buyer in this Agreement or any Schedule hereto or other agreement or document delivered in connection herewith;

               (ii) any breach of any agreement or covenant of Buyer contained in this Agreement;

               (iii) any Assumed Liability; or

               (iv) Buyer's operation of the Business after Closing, but not to the extent resulting from RP's actions or operations prior to Closing.

     (b) Notwithstanding the foregoing and subject to the following sentence, in the case of Losses incurred as a result of a breach set forth in Section 11.2(a)(i), Buyer shall not be liable for indemnification hereunder unless and until the aggregate amount of such Losses exceeds $5 million (the "RP BASKET"), in which event RP shall be entitled to indemnification for all Losses in excess of the RP Basket; provided, however, that Buyer's aggregate liability with respect to Section 11.2(a)(i) shall in no event exceed $10 million (the "RP CAP"). Neither the RP Basket nor the RP Cap shall apply to Losses under Section 11.2(a)(iii) or (iv) above or Losses incurred as a result of a breach of representations or warranties contained in Section 5.1 or 5.2 or a breach of any agreement or covenant of Buyer contained in this Agreement to be performed after Closing.

     11.3 SURVIVAL. The covenants and agreements made by RP and the RP Equityholders and Buyer shall survive the Closing. All of the representations and warranties and covenants and agreements (other than Post-Closing Covenants which shall survive for the applicable statute of limitations) made by RP and the RP Equityholders and Buyer in this Agreement and the indemnification obligations under this Article XI shall survive the Closing for a period of eighteen months from the Closing Date.

     11.4 DEFINITION OF LOSS; DETERMINATION OF INDEMNIFICATION. For purposes of this Article XI, "LOSSES" shall mean, collectively, any and all claims, damages, or losses whatsoever, together with out-of-pocket costs and expenses, including reasonable fees and disbursements of counsel, accountants, consultants or experts and expenses of investigation incurred by a party entitled to indemnification hereunder as a result of a matter giving rise to a claim for indemnification hereunder, incurred in connection with or arising out of or relating to any Action instituted against the indemnified party, such amounts to be (a) determined net of (1) the insurance proceeds which the indemnified party actually receives in respect of such matter and (2) indemnity payments which the indemnified party actually receives from parties other than the indemnifying party hereunder in respect of such matter, (b) increased by any Tax (or increased by any reduction in any Tax benefit) actually borne by the indemnified party that would not have been borne but for such Losses or the payment of any indemnity in respect thereof and (c) decreased by any Tax benefit (or decreased by any reduction in any Tax) actually realized by the indemnified party that would not have been realized but for such Losses or the payment of any indemnity in respect thereof, but in no event including punitive damages or consequential damages including consequential damages consisting of lost profits except for any such punitive damages or consequential damages (including consequential damages consisting of lost profits) owed or paid to a third party. For purposes of this paragraph, the indemnified party will be deemed to recognize a Tax benefit with respect to a taxable year if, and to the extent that, the indemnified party's cumulative liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the Losses and the receipt of indemnity payments therefor from all taxable years, exceeds the indemnified party's actual cumulative tax liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the Losses and the receipt of indemnity payments therefor for all taxable years (to the extent permitted by relevant Tax law and treating such Tax items as the last items taken into account for any taxable year). When, as, and if the indemnified party recognizes any Tax benefit attributable to Losses after the making of indemnification payments therefor, and to the extent such Tax benefit has not reduced the amount of such indemnification payments, the indemnified party will promptly after recognition thereof pay in cash the amount of such recognized Tax benefit to an account specified by the indemnifying party. For purposes of determining if Buyer or RP, as the case may be, is entitled to indemnification hereunder, all representations, warranties, agreements and covenants contained herein shall be considered without reference to materiality or material adverse effect qualifiers.

     11.5 NOTICE. (a) RP will (or, solely with respect to RP Equityholder Matters, to the extent RP does not or is not able to, the RP Equityholders will in the Designated Proportions), on demand, compensate Buyer in respect of any Losses which are mutually agreed or finally determined to be covered by the indemnities set forth in Section 11.1 hereof, in the manner provided in this
Article XI and the Escrow Agreement. It is understood that if RP shall no longer exist, Buyer's rights to indemnification hereunder shall not be affected and Buyer shall, subject to the terms and conditions hereof, still be entitled to indemnification hereunder from the Escrow and, with respect to the RP Equityholder Matters, the RP Equityholders in the Designated Proportions. Buyer will, on demand, compensate RP in respect of any Losses which are mutually agreed or finally determined to be covered by the indemnities set forth in
Section 11.2 hereof, in the manner provided in this Article XI.

     (b) If any matter shall arise which may involve or give rise to a claim by Buyer against RP under the provisions of Section 11.1 or by RP against Buyer under the provisions of Section 11.2 (an "INDEMNITY CLAIM"), Buyer or RP, as the case may be, shall give prompt written notice (a "NOTICE OF CLAIM") of such Indemnity Claim, a description in reasonable detail of the factual basis thereof (to the extent such information is available), and the amount of indemnity sought (if then known or reasonably determinable) to the Escrow Agent, RP and the RP Equityholders' Agent (if a claim by Buyer) or to Buyer (if a claim by RP); provided, that the failure to give timely notice will not relieve RP (or, to the extent applicable, the RP Equityholders) (if a claim by Buyer) or Buyer (if a claim by RP) from the obligation to indemnify against such claim except to the extent that RP (or, to the extent applicable, the RP Equityholders) (if a claim by Buyer) or Buyer (if a claim by RP) establishes by competent evidence that it is materially prejudiced thereby.

     (c) If the RP Equityholders' Agent does not, within 30 days after receipt of the Notice of Claim, notify Buyer and the Escrow Agent in writing, that the RP Equityholders' Agent disputes the applicable Indemnity Claim, in whole or in part, then Buyer, may instruct the Escrow Agent in accordance with the Escrow Agreement to pay Buyer from the Escrow the amount of the Indemnity Claim at once, and to the extent the Escrow is not then in effect or the remaining Escrow Amount does not cover the amount so due to Buyer, RP shall pay the remaining amount to Buyer within 5 business days of the end of the 30 day period following receipt by RP of the Notice of Claim (and, solely with respect to RP Equityholder Matters, if RP fails to do so, the RP Equityholders shall pay to Buyer the remaining amount in the Designated Proportions within 3 days following the end of such 5 business day period). If the RP Equityholders' Agent within 30 days after receipt of the Notice of Claim, notifies Buyer and the Escrow Agent in writing that the RP Equityholders' Agent disputes the applicable Indemnity Claim, in whole or in part, then the provisions of Sections 11.5(e) and (f) shall apply. If a Notice of Claim is made by Buyer under Section 11.5(b) hereof and if it is finally agreed or determined

(pursuant to Section 11.5(f) or by a final, nonappealable order of a court of competent jurisdiction) that RP (and, if applicable, the RP Equityholders) are obligated to indemnify Buyer, subject to Section 11.1(a), such indemnification shall be paid upon notice to the Escrow Agent by Buyer in accordance with the terms of the Escrow Agreement, directing the Escrow Agent to pay the amount of the Losses to Buyer in accordance with the procedures set forth in the Escrow Agreement and to the extent the Escrow is not then in effect or the remaining Escrow Amount does not cover the amount so due to Buyer, RP shall, subject to the terms and conditions hereof, pay the remaining amount to Buyer within 5 business days of the date of final agreement or determination (and, solely with respect to RP Equityholder Matters, if RP fails to do so, the RP Equityholders shall pay to Buyer the remaining amount in the Designated Proportions within 3 days following the end of such 5 business day period).

     (d) If Buyer does not, within 30 days after receipt of a Notice of Claim, notify RP in writing that Buyer disputes the applicable Indemnity Claim, in whole or in part, then Buyer shall promptly pay to RP by wire transfer of immediately available funds to an account designated by RP the amount of the Indemnity Claim. If Buyer within 30 days after receipt of a Notice of Claim notifies RP in writing that Buyer disputes the applicable Indemnity Claim, in whole or in part, then the provisions of Section 11.5(f) shall apply. If a Notice of Claim is made by RP under Section 11.5(b) hereof and if it is finally agreed or determined (pursuant to Section 11.5(f) or by a court of competent jurisdiction) that Buyer is obligated to indemnify RP, such indemnification shall be paid promptly by wire transfer of immediately available funds to an account designated by RP.

     (e) In the event that, prior to the release of the Escrow Amount, Buyer shall have delivered a Notice of Claim pursuant to Section 11.5(b) hereof and shall not have received the amount claimed thereunder from the Escrow Agent, RP or the RP Equityholders, then the Escrow Agreement shall provide that the total of the amounts set forth in such Notice of Claim (whether actually incurred, pending or threatened) shall be set aside and retained by the Escrow Agent as a reserve to cover such Indemnity Claim(s), in accordance with the Escrow Agreement.

     (f) In the event that the indemnifying party disputes the existence and/or amount of a claim for indemnification set forth in a Notice of Claim, it will be entitled to deliver a notice to the indemnified party disputing its validity or the amount thereof (the "CLAIM DISPUTE NOTICE"). The Claim Dispute Notice will be given within 30 days of receipt of the Notice of Claim to which the Claim Dispute Notice relates. Upon receiving such Claim Dispute Notice, the indemnified party shall provide the indemnifying party with access to such books and records as may be reasonably requested by the indemnifying party for purposes of verifying such claim. The indemnified party and the indemnifying party shall in good faith meet promptly after such review so as to come to a settlement of the matter. In the event a settlement is not achieved within 30 days after the date of the Claim Dispute Notice, the indemnified party may pursue whatever legal remedies may be available.

     11.6 THIRD PARTY CLAIM. (a) If Buyer's Indemnity Claim involves any Action brought or made by any third party (a "THIRD PARTY CLAIM"), then the RP Equityholders' Agent may elect (by written notice to Buyer) to assume at its expense the defense of such Third Party Claim using counsel reasonably acceptable to Buyer; provided that the RP Equityholders' Agent may not so elect if Buyer has been pursuing the defense thereof for at least six months and the RP

Equityholders' Agent's assumption of such defense would materially prejudice Buyer or the defense. If the RP Equityholders' Agent does not so elect to assume such defense, then such Third Party Claim shall be defended by Buyer in such manner as it reasonably deems appropriate (and the costs, fees and expenses of Buyer for such defense shall constitute Losses), including entering a reasonable settlement thereof in which event the settlement plus the Buyer's costs, fees and expenses with respect thereto shall be the Loss; provided that Buyer shall not enter into any settlement of such Third Party Claim without the prior written consent of the RP Equityholders' Agent, which consent shall not be unreasonably withheld unless RP and the RP Equityholders have no liability therefor in which case no consent shall be required. RP and the RP Equityholders' Agent shall cooperate with Buyer in connection with such defense and shall permit Buyer to participate therein; provided, that RP (and the RP Equityholders) shall not be liable to Buyer under the provisions hereof for any legal or other expenses incurred by Buyer in connection with Buyer's participation in the defense of such Third Party Claim after the RP Equityholders' Agent has elected to assume the defense thereof so long as the RP Equityholders' Agent is diligently contesting such Third Party Claim in good faith, unless a conflict of interest exists between Buyer and RP (or the RP Equityholders) requiring each of Buyer, on the one hand, and RP or the RP Equityholders, on the other hand, to have separate counsel, in which case Buyer may engage separate counsel (the fees and costs of which shall be borne by RP (or, solely with respect to RP Equityholder Matters, in the event RP does not or cannot pay such fees and costs, by the RP Equityholders in the Designated Proportions)). Neither RP nor the RP Equityholders' Agent may enter into any settlement of a Third Party Claim without the prior written consent of Buyer which will not be unreasonably withheld.

     (b) Notwithstanding the foregoing, if a Third Party Claim includes or would reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are not Excluded Taxes, and such claim for Taxes that are Excluded Taxes is not separable from such a claim for Taxes that are not Excluded Taxes, the RP Equityholders' Agent (if the claim for Taxes that are Excluded Taxes exceeds or reasonably would be expected to exceed in amount the claim for Taxes that are not Excluded Taxes) or otherwise Buyer (the RP Equityholders' Agent or Buyer, as the case may be, the "CONTROLLING PARTY") shall be entitled to control the defense of such Third Party Claim (such Third Party Claim, a "TAX CLAIM"). In such case, the other party (the RP Equityholders' Agent or Buyer, as the case may be, the "NON-CONTROLLING PARTY)" shall be entitled to participate fully (at the Non-Controlling Party's sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Excluded Taxes and that are not Excluded Taxes.

     11.7 CONTINUING LIABILITY FOR INDEMNITY CLAIMS. The indemnity obligations of the indemnifying parties shall survive the applicable time period provided in
Section 11.3 with respect to any claim made prior to the end of such period until the liability is finally determined, and an amount sufficient to cover any such undetermined obligation of RP (and, to the extent applicable, the RP Equityholders) (or the remaining Escrow, whichever is smaller) shall remain in the Escrow until such obligation is determined.

     11.8 INDEMNIFICATION BY BUYER OF THIRD PARTY CLAIMS AGAINST RP. The provisions of Sections 11.6(a) and 11.6(b) shall apply with respect to claims under Section 11.2 with appropriate adjustments as Buyer is the purported indemnifying party and RP is the purported indemnified party.

     11.9 EXCLUSIVE REMEDY. Except in the case of actual fraud, from and after the Closing, the provisions of this Article XI shall be the exclusive remedy of Buyer, RP and the RP Equityholders in respect of this Agreement and the transactions contemplated hereby, including indemnification for matters which are the subject of the representations contained in Section 4.6 and for the breach of any representations or warranties or covenants hereunder; provided that Buyer and RP shall be entitled to the equitable remedy of specific performance to enforce any covenant or agreement of the parties hereto (it being understood that this provision shall not limit Buyer's rights with respect to Excluded Liabilities or RP's rights with respect to Assumed Liabilities). To the extent of any Escrow Amount remaining in Escrow, all claims by Buyer for indemnification under this Article XI (other than with respect to RP Equityholder Matters) will be resolved solely by recourse to the Escrow pursuant to the terms of the Escrow Agreement prior to any recourse against RP.

     11.10 APPLICABILITY OF CERTAIN NOTICES OF BREACHES. The indemnification provisions of this Article XI shall not, after the Closing Date and the consummation of the transactions contemplated hereby entitle Buyer or RP or the RP Equityholders to indemnification for any breaches or inaccuracies of the representations and warranties contained in this Agreement which arise following the date hereof and prior to the Closing Date and written notice of which Buyer or RP, as the case may be, received from the other pursuant to Section 6.7.

                                  ARTICLE XII
                       TERMINATION, AMENDMENT AND WAIVER

     12.1 TERMINATION. This Agreement may be terminated at any time before the
Closing:

                (i) by mutual written consent of RP and Buyer;

               (ii) by either RP or Buyer if there has been a material breach on the part of the other of a representation, warranty or agreement contained herein, or in any agreement or document delivered pursuant to this Agreement, which remains uncured for more than 30 days following notice thereof; provided that the party terminating pursuant to this Section 12.1(ii) is not then in material breach of any of its representations, warranties or covenants contained herein; or

              (iii) by either RP or Buyer if the Closing has not occurred by July 1, 2002.

     12.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 12.1, this Agreement shall become wholly void and of no further force and effect and there shall be no further Liability on the part of any party hereto, except to comply with Sections 6.4, 6.5 and Article XIII. No such termination shall relieve any party of any Liability to the other for any breach of this Agreement prior to the date of termination.

     12.3 AMENDMENT. This Agreement may be amended at any time only by a written instrument executed by RP (or, if RP no longer exists, the RP Equityholders' Agent) and Buyer.

     12.4 EXTENSION; WAIVER. At any time before the Closing, RP may, with respect to Buyer, or Buyer may, with respect to RP and/or the RP Equityholders
(a) extend the time for the performance of any of the obligations of the other party or parties hereto, (b) waive any misrepresentation (including an omission) or breach of a representation or warranty of the other party or parties hereto, whether contained herein or in any exhibit, schedule or document delivered pursuant hereto, or (c) waive compliance of the other party or parties hereto with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

     13.1 NOTICES. All notices and other communications required or permitted hereunder shall be in writing (including facsimile or similar writing) and shall be given,

     (a) if to Buyer, to:

                 The Reader's Digest Association, Inc.
                 Reader's Digest Road
                 Pleasantville, New York 10570-7001
                 Attention: General Counsel
                 Facsimile: (914) 244-7807

                 with copies to:

                 Wachtell, Lipton, Rosen & Katz
                 51 West 52nd Street
                 New York, New York  10019
                 Attention: Patricia A. Vlahakis
                 Facsimile: (212) 403-2000

     (b) if to RP, to:

                 Reiman Holding Company, LLC
                 5400 South 60th Street
                 Greendale, WI  53129
                 Attention: Tom Curl
                 Facsimile: (414) 423-3730
                 with a copy to:

                 Madison Dearborn Partners
                 Three First National Plaza, Suite 3800
                 Chicago, Illinois  60602
                 Attention: Paul J. Finnegan
                 Facsimile: (312) 895-1256

     (c) if to the RP Equityholders, to the addresses set forth under their respective signatures hereto, or

     (d) in any case, to such other Person or to such other address or facsimile number as the party to whom notice is to be given may have furnished the other parties in writing by like notice. If mailed, any such communication shall be deemed to have been given on the third business day following the day on which the communication is posted by registered or certified mail (return receipt requested). If given by any other means, any such communication shall be deemed to have been given when delivered to the address specified in this Section 13.1; provided, that if notice is given by facsimile it shall not be valid unless receipt confirmation is also received.

     13.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Unless the context otherwise requires, terms (including defined terms) used in the plural include the singular, and vice versa. The words "hereof," "herein" and "hereunder," and words of like import, refer to this Agreement as a whole and not to any particular Article or Section of this Agreement. The words "without limitation" shall be deemed to follow any use of the word "include," "includes," "including" or "included" herein. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Schedules attached hereto or the inclusion of any specific item in the Schedules is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items.

     13.3 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13.4 CONSENT TO JURISDICTION. This parties hereto each agree to the exclusive jurisdiction of any state or federal court in Delaware with respect to any claim or cause of action arising under or relating to this Agreement, waive personal service of any and all process upon it, consent that all services of process may be made by registered mail directed to it at its address set forth in Section 13.1 or, in the case of the RP Equityholders, on the signature pages hereto and agree that service so made shall be deemed to be completed when received. The parties hereto each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted as described in this Section 13.4. Nothing in this Section 13.4 shall affect the right of any party to serve legal process in any other manner permitted by Law.

     13.5 MISCELLANEOUS. This Agreement (a) together with the Confidentiality Agreement, the Escrow Agreement and the intellectual property documents referred to in Section 10.2(e) and any other documents entered into in connection herewith, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof;
(b) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights under this Agreement to one or more direct or indirect wholly-owned subsidiaries provided that Buyer remains obligated under the terms hereunder and Buyer may assign this Agreement to its lenders for collateral security purposes; and (c) shall be governed in all respects by the laws of the State of Delaware without regard to its laws or regulations relating to choice of law.

     13.6 THIRD PARTY BENEFICIARIES. Nothing herein contained, whether express or implied, is intended to confer any right or remedy under or by reason of this Agreement other than to RP and Buyer and their respective successors and assigns, and no Action may be brought by a party other than RP, Buyer and their respective successors and assigns claiming as a third party beneficiary to this Agreement or the transactions contemplated herein.

     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed by their duly authorized officers.

                                   REIMAN HOLDING COMPANY, LLC


                                   By: /s/ Thomas L. Curl
                                      -----------------------
                                   Name:  Thomas L. Curl
                                   Title: President & CEO



                                   THE READER'S DIGEST ASSOCIATION, INC.


                                   By: /s/ Robert E. Raymond
                                       ----------------------
                                   Name:  Robert E. Raymond
                                   Title: Senior Vice President

                                   With Respect to Sections 3.2(h), 4.26 and 6.5 and Articles XI (solely to the extent provided therein) and XIII:

                                   MADISON DEARBORN CAPITAL
                                     PARTNERS II, L.P.


                                   By: /s/ Paul J. Finnegan
                                       ----------------------
                                   Name:  Paul J. Finnegan
                                   Title: Managing Director


                                   J.P. MORGAN PARTNERS
                                     (SBIC), LLC


                                   By: /s/ Christopher C. Behrens
                                       --------------------------
                                   Name:  Christopher C. Behrens
                                   Title: Managing Director


                                   TORONTO DOMINION
                                     CAPITAL (U.S.A.), INC.


                                   By: /s/ Martha L. Gariepy
                                       ----------------------
                                   Name:  Martha L. Gariepy
                                   Title: Secretary/Treasurer


                                   FIRST UNION MERCHANT
                                     BANKING 1998-II, LLC


                                   By:  /s/ Pearce Landry
                                       ----------------------
                                   Name:  Pearce Landry
                                   Title: Principal